UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.         )

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PENN VIRGINIA CORPORATION

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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PENN VIRGINIA CORPORATION

Four Radnor Corporate Center

Suite 200

100 Matsonford Road

Radnor, Pennsylvania 19087

NOTICE OF 2012 ANNUAL MEETING OF SHAREHOLDERS

To Our Shareholders:

You are cordially invited to attend the Annual Meeting of Shareholders of Penn Virginia Corporation (the “Company”) to be held at the Marriott Philadelphia West, 111 Crawford Avenue, West Conshohocken, Pennsylvania on Friday, May 4, 2012, at 10:00 a.m., prevailing time, to consider and act on the following matters:

1.	The election of seven directors, each to serve until the next Annual Meeting of Shareholders and until their respective successors are duly elected and qualified;

2.	The holding of an advisory vote on executive compensation; and

3.	The transaction of such other business as may properly come before the meeting or any adjournment thereof.

Only shareholders of record at the close of business on March 5, 2012 are entitled to notice of, and to vote at, the Annual Meeting or any adjournment, postponement or continuation thereof.

A majority of the issued and outstanding shares of Common Stock of the Company must be represented at the meeting to constitute a quorum. Therefore, all shareholders are urged to attend the meeting or to be represented by proxy.

A copy of the Company’s Annual Report for the year ended December 31, 2011 is being mailed to shareholders together with this Notice.

Whether or not you plan to attend the Annual Meeting, please complete, date and sign the enclosed proxy card and return it promptly in the accompanying envelope or vote your proxy using the Internet. If you later find that you will be present at the meeting and wish to vote in person or for any other reason desire to revoke your proxy, you may revoke your proxy at any time before the voting at the Annual Meeting.

By Order of the Board of Directors

Nancy M. Snyder Corporate Secretary

Radnor, Pennsylvania

April 2, 2012

PENN VIRGINIA CORPORATION

PROXY STATEMENT

Annual Meeting of Shareholders

To Be Held on May 4, 2012

GENERAL INFORMATION

This Proxy Statement and the accompanying proxy card are being furnished to shareholders of Penn Virginia Corporation, which is referred to in this Proxy Statement as the “Company,” “we,” “us” or “our,” in connection with the solicitation by or on behalf of the Board of Directors of the Company, or the “Board,” of proxies to be voted at the Annual Meeting of Shareholders, or the “Annual Meeting,” to be held at 10:00 a.m., prevailing time, on May 4, 2012 and at any adjournment, postponement or continuation thereof. The Annual Meeting will be held at the Marriott Philadelphia West, 111 Crawford Avenue, West Conshohocken, Pennsylvania. This Proxy Statement and the accompanying proxy card are first being mailed on or about April 2, 2012. Our principal executive offices are located at Four Radnor Corporate Center, Suite 200, 100 Matsonford Road, Radnor, Pennsylvania 19087.

Record Date and Voting Rights

Only shareholders of record at the close of business on March 5, 2012 will be entitled to vote at the Annual Meeting. On that date, there were outstanding 45,800,777 shares of our common stock, par value $0.01 per share.

Holders of our common stock will vote as a single class at the Annual Meeting. Each outstanding share will entitle the holder to one vote. All shares represented by properly executed and delivered proxies will be voted at the meeting.

Quorum and Adjournments

The presence, in person or by proxy, of shareholders holding a majority of the votes entitled to be cast on matters to be considered at the Annual Meeting constitutes a quorum. If a share is represented for any purpose at the Annual Meeting, it is deemed to be present for quorum purposes for all matters considered at the Annual Meeting. If a quorum is not present at the Annual Meeting, the holders of a majority of the shares of our common stock entitled to vote who are present or represented by proxy have the power to adjourn the Annual Meeting from time to time without notice, other than an announcement at the meeting of the time and place of the adjourned meeting, until a quorum is present. In addition, under our Bylaws, our Chairman has the power to adjourn the Annual Meeting for any reason from time to time without notice, other than an announcement of the time and place of the adjourned meeting, provided that a new record date is not set. At any such adjourned meeting at which a quorum is present, any business may be transacted that may have been transacted at the Annual Meeting.

Votes Required

Assuming a quorum is present at the Annual Meeting, our shareholders will elect directors (Proposal No. 1) by a plurality of the eligible votes present or represented by proxy at the Annual Meeting. The advisory vote on our executive compensation (Proposal No. 2) is non-binding so no specific vote is required.

Broker Non-Votes and Abstentions

Brokers who hold shares in street name for customers are required to vote those shares as the customers instruct. Under the rules and regulations promulgated by the New York Stock Exchange, or the “NYSE,” and approved by the Securities and Exchange Commission, or the “SEC,” brokers are permitted to vote on “routine” matters even if they have not received voting instructions from their customers, but they are not permitted to vote on “non-routine” matters absent specific voting instructions from their customers. A “broker non-vote” occurs when a broker holds shares for a customer, which are present at the meeting, but lacks discretionary voting power with respect to a particular proposal because the customer has not given the broker instructions regarding how to vote those shares.

All of the proposals set forth in this Proxy Statement are considered non-routine matters under the rules and regulations promulgated by the NYSE and approved by the SEC. Consequently, brokers may not vote uninstructed shares on any the proposals and there may be broker non-votes on some or all of the proposals.

Abstentions, withheld votes and broker non-votes are treated as shares that are present for purposes of determining whether a quorum is present at the Annual Meeting. However, for purposes of determining whether a proposal is approved, abstentions, withheld votes and broker non-votes are tabulated separately. The effect of abstentions, withheld votes and broker non-votes depends on the vote required for a particular proposal. See the “Vote Required” section of each proposal in this Proxy Statement for a description of the effect of abstentions, withheld votes and broker non-votes on such proposal.

Shareholders of Record

If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, you are considered the shareholder of record with respect to those shares, and these proxy materials are being sent directly to you. As the shareholder of record, you have the right to grant your voting proxy directly to us or to vote in person at the meeting. We have enclosed a proxy card for you to use. You can also vote by via the Internet. If you desire to vote via the Internet, instructions for using this service are provided on the proxy card. If you desire to vote by mail, you should mark your votes on the proxy card and date, sign and promptly return the proxy card in the accompanying envelope.

Beneficial Owners

If your shares are held in a brokerage account or by another nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you by your broker or nominee, together with a voting instruction card. As the beneficial owner, you have the right to direct your broker or nominee how to vote and are also invited to attend the Annual Meeting. See “Broker Non-Votes and Abstentions” above.

Because a beneficial owner is not the shareholder of record, you may not vote these shares in person at the Annual Meeting unless you obtain a “legal proxy” from the broker or other nominee that holds your shares, giving you the right to vote the shares at the Annual Meeting.

Voting in Person

Shares held in your name as the shareholder of record may be voted in person at the Annual Meeting. Shares held beneficially in a brokerage account or by another nominee may be voted in person only if you obtain a legal proxy from the broker or other nominee that holds your shares giving you the right to vote the shares. Even if you plan to attend the Annual Meeting, we recommend that you also submit your proxy or voting instructions so that your vote will be counted if you later decide not to attend the Annual Meeting.

Default Voting

A proxy that is properly completed and returned will be voted at the Annual Meeting in accordance with the instructions on the proxy. If you properly complete and return a proxy, but do not indicate any contrary voting instructions, your shares will be voted “FOR” the election of the seven nominees for the Board (Proposal No. 1), “FOR” the resolution relating to executive compensation (Proposal No. 2) and in accordance with the discretion of the holders of the proxy with respect to any other business that may properly come before the Annual Meeting or any adjournment or postponement. If we propose to adjourn the Annual Meeting, proxy holders will vote all shares for which they have voting authority in favor of adjournment. The Board knows of no matters other than those stated in the Notice of Annual Meeting of Shareholders and described in this Proxy Statement to be presented for consideration at the Annual Meeting.

Revocation of Proxy

A shareholder executing and returning a proxy may revoke it at any time before it is exercised at the Annual Meeting by giving written notice of the revocation to our Corporate Secretary or by executing and delivering to our Corporate Secretary a later dated proxy. Attendance at the Annual Meeting will not be effective to revoke the proxy unless written notice of revocation has also been delivered to our Corporate Secretary before the proxy is exercised. If you hold your shares in a brokerage account or by other nominee and deliver voting instructions to the record holder of those shares, you may only revoke the voting of those shares in accordance with your instructions if such record holder revokes the original proxy as directed above and either resubmits a proxy reflecting your voting instructions or delivers to you a legal proxy giving you the right to vote the shares.

Written notices to us must be addressed to Penn Virginia Corporation, Attention: Corporate Secretary, Four Radnor Corporate Center, Suite 200, 100 Matsonford Road, Radnor, Pennsylvania 19087. No revocation by written notice will be effective unless such notice has been received by our Corporate Secretary prior to the day of the Annual Meeting or by the inspector of election at the Annual Meeting.

Proxy Solicitation

The expenses of solicitation of proxies, including the cost of preparing and mailing this Proxy Statement and the accompanying materials, will be paid by us. Such expenses may also include the charges and expenses of banks, brokerage houses and other custodians, nominees or fiduciaries for forwarding proxies and proxy material to beneficial owners of shares. Some of our officers and employees may solicit proxies personally or by telephone, mail or other methods of communication and will not be compensated additionally therefor. We have retained Georgeson Inc. to aid in the distribution and solicitation of proxies. We will pay Georgeson Inc. a fixed fee of $9,000 plus reasonable expenses for these services.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

General

Seven directors have been nominated by the Board for election at the Annual Meeting, all of whom are current directors of the Company. Because of our mandatory retirement policy, the Board did not nominate Robert Garrett for reelection to the Board, and Mr. Garrett’s term will expire at the Annual Meeting. Detailed information on each nominee is provided below. The nominees, if elected, will serve until the next Annual Meeting of Shareholders and until their respective successors are duly elected and qualified. Although all nominees have consented to serve if elected, if any nominee should ultimately decline or be unable to serve, the Board will, if practicable, designate a substitute nominee, and the persons named in the accompanying proxy card will vote for each such substitute nominee. We have no reason to believe that any nominee will decline or be unable to serve.

Information Regarding Nominees for Election as Directors

The following table sets forth certain information regarding the nominees for election as directors:

Age, Business Experience, Other Directorships and Qualifications	Director of the Company Since

John U. Clarke, age 59

Mr. Clarke has been a Partner with Turnbridge Capital, LLC, an energy-focused private equity investment firm, since May 2011. He has also served as President of Concept Capital Group, Inc., a financial and strategic consulting firm founded by him in 1995, since November 2009, a position he also held from 2001 to 2004 and from 1995 to 1996. From 2004 until its sale in November 2009, Mr. Clarke served as Chairman and Chief Executive Officer of NATCO Group Inc., an oil services company. Previously, Mr. Clarke served as Managing Director of SCF Partners, a private equity investment firm (2000 to 2001), Executive Vice President and Chief Financial Officer of Dynegy, Inc., an energy trading company (1997 to 2000), Managing Director of Simmons & Co. International, an energy investment banking firm (1996 to 1997), and Executive Vice President and Chief Financial and Administrative Officer of Cabot Oil & Gas Corporation, an oil and gas exploration and production company (1993 to 1995). He was employed by Transco Energy Company, an interstate pipeline company, from 1981 to 1993, last serving as Senior Vice President and Chief Financial Officer, and by Tenneco Inc., an interstate pipeline company, from 1977 to 1981 in the finance department.

Mr. Clarke currently serves on the board of directors of Tesco Corporation (since August 2011). In the last five years, he has also served on the boards of directors of Harvest Natural Resources, Inc. (October 2000 to May 2008), The Houston Exploration Company (December 2003 to June 2007) and NATCO Group Inc. (February 2000 to November 2009).

Mr. Clarke has served for over 30 years as a director or executive officer at numerous companies engaged in several businesses in or related to the energy industry. In his various capacities, Mr. Clarke has provided these companies with strategic, financial and operational oversight and leadership. This experience allows him to provide guidance to the Board on a wide spectrum of strategic, financial and operational matters and effectively chair the Compensation and Benefits Committee.

2009 (2)(3)

Edward B. Cloues, II, age 64

Mr. Cloues has served as the non-executive Chairman of the Board of the Company since May 2011. He also serves as the non-executive Chairman of the Board of each of AMREP Corporation (director since September 1994 and Chairman since January 1996) and Penn Virginia Resource GP, LLC, the general partner of Penn Virginia Resource Partners, L.P. (director since January 2003 and Chairman since July 2011). Mr. Cloues also serves on the board of directors of Hillenbrand, Inc. (since April 2010).

Mr. Cloues served as Chairman of the Board and Chief Executive Officer of K-Tron International, Inc., a provider of material handling equipment and systems, from January 1998 until its sale in April 2010, and was a director of that company from July 1985 to April 2010. Prior to joining K-Tron International, Inc. as its Chairman of the Board and Chief Executive Officer, Mr. Cloues was a Partner at Morgan, Lewis & Bockius LLP, a global law firm, from October 1979 to January 1998.

As a former law firm partner specializing in business law matters, the former Chairman of the Board and Chief Executive Officer of K-Tron International, Inc. and a director of multiple public companies, Mr. Cloues has extensive leadership experience and familiarity with complex mergers and acquisitions and other transactions, as well as considerable background in financial, strategic, corporate governance and executive compensation matters.

2001

Age, Business Experience, Other Directorships and Qualifications	Director of the Company Since

Steven W. Krablin, age 61

Mr. Krablin served as President, Chief Executive Officer and Chairman of the Board of T-3 Energy Services, Inc., a provider of a broad range of oilfield products and services used in the drilling and completion of new oil and gas wells, the workover of existing wells and the production and transportation of oil and gas, from March 2009 until its sale in January 2011. He was a private investor from April 2005 to March 2009. From April 2008 to August 2008, Mr. Krablin served as Executive Vice President and Chief Financial Officer of IDM Group Limited, a provider of drilling equipment and other goods and services to the oil and gas industry. From January 1996 to his retirement in April 2005, Mr. Krablin served as Senior Vice President and Chief Financial Officer of National-Oilwell, Inc., a manufacturer and distributor of oil and gas drilling equipment. From 1986 to 1996, Mr. Krablin was employed by Enterra Corporation, a provider of rental and fishing tools to the oil and gas industry, last serving as Vice President and Chief Financial Officer.

Mr. Krablin currently serves on the boards of directors of Chart Industries, Inc. (since July 2006) and Hornbeck Offshore Services, Inc. (since August 2005). He also previously served as a director of us from December 2004 to March 2009.

Mr. Krablin has extensive energy industry experience, having served as the chief executive officer of an oilfield products company and as the chief financial officer of several oil and gas equipment companies. The Board utilizes this experience when considering a broad range of financial and operational matters. In addition, Mr. Krablin also previously served as a director of us for five years. Mr. Krablin’s knowledge of us, our history, our operations and our personnel assists him in providing valuable guidance to the Board.

2010 (2)(3)

Marsha R. Perelman, age 61

Ms. Perelman has served as Chief Executive Officer of Woodforde Management, Inc., a holding company founded by her, since 1993. From 1983 to 1990, Ms. Perelman served as President of Clearfield Ohio Holdings, Inc., a gas gathering and distribution company co-founded by her, and as Vice President of Clearfield Energy, Inc., a crude oil gathering and distribution company co-founded by her.

Ms. Perelman currently serves on the board of directors of Penn Virginia Resource GP, LLC, the general partner of Penn Virginia Resource Partners, L.P. (since May 2005).

Ms. Perelman’s background in the energy and other industries has enabled her to contribute significantly to our strategic direction. In addition, Ms. Perelman’s professional and personal contacts have helped the Nominating and Governance Committee identify and recruit director candidates.

1998 (1)(3)

Age, Business Experience, Other Directorships and Qualifications	Director of the Company Since

Philippe van Marcke de Lummen, age 68

Mr. van Marcke has served as President of Universitas, Ltd., a manager of funds for the benefit of Belgian universities, since 2007 and as Secretary of Universitas, Ltd. from 1995 to 2007. He has also worked as a private consultant since 2004. From 2005 to 2008, Mr. van Marcke was an advisor to Cheniere Energy, Inc., a liquefied natural gas terminal business. Prior to his work with Cheniere, Mr. van Marcke served as Founder and Chairman of Tractebel LNG Trading S.A., a global energy and services business (2002 to 2004), as Founder and Chief Executive Officer of Tractebel LNG Ltd. (London) (2001 to 2002), as Executive Vice President, President of Strategy Committee and Head of Mergers and Acquisitions of Tractebel North America, Inc. (1999 to 2001), as Founder and Chief Executive Officer of Tractebel Energy Marketing, Inc. (1996 to 1999) and as President of American Tractebel Corporation (1990 to 1996).

Mr. van Marcke has an extensive background in the energy industry, specifically including the oil and gas industry and the liquefied natural gas (LNG) industry. Mr. van Marcke also has substantial experience working with foreign and multinational organizations. Mr. van Marcke’s background and experiences provides the Board with a unique perspective and diverse viewpoint on the oil and gas industry.

2006 (1)(2)

H. Baird Whitehead, age 61

Mr. Whitehead has served as our Chief Executive Officer since May 2011, as our President since February 2011 and as President of Penn Virginia Oil & Gas Corporation since January 2001. He also served as our Chief Operating Officer from February 2009 to May 2011 and as our Executive Vice President from January 2001 to February 2011. Prior to joining the Company, Mr. Whitehead served in various positions with Cabot Oil & Gas Corporation, or “Cabot.” From 1998 to 2001, Mr. Whitehead served as Senior Vice President during which time he oversaw Cabot’s drilling, production and exploration activity in the Appalachian, Rocky Mountain, Mid-Continent and Texas and Louisiana Gulf Coast areas. From 1992 to 1998, Mr. Whitehead served as Vice President and Regional Manager of Cabot’s Appalachian business. From 1989 to 1992, Mr. Whitehead served as Vice President and Regional Manager of Cabot’s Anadarko business unit.

Mr. Whitehead has served in senior management positions with oil and gas exploration and production companies for over 20 years. His broad experience in the exploration and production industry and detailed knowledge of our operations lends critical support to the Board’s decision making process.

2011

Age, Business Experience, Other Directorships and Qualifications	Director of the Company Since

Gary K. Wright, age 67

Mr. Wright has acted as an independent consultant since 2004. From 2003 to 2004, he served as President of LNB Energy Advisors, a provider of bank credit facilities and strategic advice to small to mid-sized oil and gas producers. From 2001 to 2003, Mr. Wright was an independent consultant to the energy industry. From 1992 to 2001, Mr. Wright served in various capacities with the Global Oil and Gas Group of Chase Manhattan Bank, including as North American Credit Deputy from 1998 to 2001 and as Managing Director and Senior Client Manager in the Southwest from 1992 to 1998. Prior to joining Chase Manhattan Bank, Mr. Wright served as Manager of the Chemical Bank Worldwide Energy Group (1990 to 1992), as Manager of Corporate Banking with Texas Commerce Bank (1987 to 1990) and as Manager of the Energy Group of Texas Commerce Bank (1982 to 1990).

In the last five years, Mr. Wright has served on the board of directors of Maritrans Inc. (April 2006 to January 2007).

Mr. Wright has broad experience providing financial and strategic advice to oil and gas producers and other companies in the energy business. The Board draws on this experience when it considers financial and economic analyses related to financing and other transactions. In addition, Mr. Wright’s financial expertise assists him in effectively chairing the Audit Committee.

2003 (2)(3)

(1)	Member of the Nominating and Governance Committee
(2)	Member of the Compensation and Benefits Committee
(3)	Member of the Audit Committee

Vote Required

Directors are elected by a plurality of the votes cast by holders of our common stock at a meeting at which a quorum is present. Votes that are withheld and broker non-votes will not be included in determining the number of votes cast in the election of directors and will not have any effect on the outcome of voting on director elections. Cumulative voting rights do not exist with respect to the election of directors.

Board Recommendation

The Board recommends that our shareholders vote FOR the election of the seven nominees.

PROPOSAL NO. 2

ADVISORY VOTE ON EXECUTIVE COMPENSATION

Background

In accordance with the requirements of Section 14A of the Securities Exchange Act of 1934, or the “Exchange Act” (which Section 14A was added by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010), and the related rules of the SEC, we are providing our shareholders with the opportunity to vote on a non-binding, advisory resolution to approve the compensation of our named executive officers, or our “NEOs,” as disclosed in this Proxy Statement. This advisory vote, commonly known as a “say-on-pay” vote, gives our shareholders the opportunity to express their views on our NEOs’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the philosophy, policies and practices described in this Proxy Statement.

We invite you to review carefully the “Executive Compensation” section of this Proxy Statement beginning on page 17, including the Compensation Discussion and Analysis, compensation tables and related narrative discussion. As described in detail under the heading “Executive Compensation—Compensation Discussion and Analysis,” our executive compensation program is designed to attract, retain and develop employees with the appropriate experience, motivation and skills to grow an oil and natural gas exploration and production company that operates safely in an environmentally conscious and a cost and time efficient manner and has the ability to react to economic and other developments in a cyclical and volatile industry. We believe that our executive compensation program fulfills these objectives.

At our Annual Shareholders Meeting held on May 4, 2011, a majority of our shareholders voted against our say-on-pay proposal. In response, we completed an in-depth review of, and made important changes to, our executive compensation practices. We substantially increased our focus on pay-for-performance, which had a significant effect on 2011-related NEO annual incentive cash bonuses and long-term equity compensation. See “Executive Compensation—Changes to Our Compensation Practices Since the 2011 Say-on-Pay Vote.” We are asking our shareholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the shareholders approve, on an advisory basis, the compensation paid to the Company’s named executive officers, as disclosed in the Company’s Proxy Statement for the 2012 Annual Meeting of Stockholders pursuant to Item 402 of Regulation  S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion.”

Vote Required

The vote is advisory, and it will not be binding on the Board or the Compensation and Benefits Committee. Accordingly, neither the Board nor the Compensation and Benefits Committee will be required to take any action as a result of the outcome of the vote on this proposal. However, the Board and the Compensation and Benefits Committee value the opinions of our shareholders, and the Compensation and Benefits Committee will carefully consider the outcome of the vote when making future executive compensation decisions for our NEOs.

Notwithstanding the advisory nature of this vote, the foregoing resolution will be deemed approved, on an advisory basis, with the affirmative vote of the majority of the votes cast on the proposal at the Annual Meeting. Abstentions and broker non-votes will not be included in determining the number of votes cast and, therefore, will not have any effect on the outcome of the vote.

Board Recommendation

The Board recommends that our shareholders vote FOR the approval of the resolution set forth in this proposal relating to the compensation of our NEOs as disclosed in this Proxy Statement.

CORPORATE GOVERNANCE

Role of the Board

Our business is managed under the direction of the Board. The Board has adopted Corporate Governance Principles describing its duties. A copy of our Corporate Governance Principles is available at the “Corporate Governance” section of our website, http://www.pennvirginia.com. The Board meets regularly to review significant developments affecting the Company and to act on matters requiring Board approval. The Board held 17 meetings in 2011. During 2011, each director attended at least 75% of the aggregate of all meetings of the Board and committees of the Board on which he or she served. Our informal policy is for all directors to attend shareholder meetings. All of the directors serving on the Board on May  4, 2011 attended our Annual Meeting of Shareholders held on that date.

Director Independence

The Nominating and Governance Committee of the Board has determined that Messrs. Clarke, Cloues, Garrett, Krablin, van Marcke and Wright and Ms. Perelman are “independent directors,” as defined by NYSE Listing Standards and SEC rules and regulations. We refer to those directors as “Independent Directors.” The Board has determined that none of the Independent Directors has any relationship with us other than as a director of us.

Executive Sessions and Meetings of Independent Directors; Communications with the Board

Our Independent Directors meet in executive sessions without management during regularly scheduled Board meetings and may do so, if appropriate, during Board meetings which are scheduled on an as needed basis. Edward B. Cloues, II, Chairman of the Board and an Independent Director, presides over executive sessions. Shareholders and other interested parties may communicate any concerns they have regarding us by contacting Mr. Cloues in writing c/o Corporate Secretary, Penn Virginia Corporation, Four Radnor Corporate Center, Suite 200, 100 Matsonford Road, Radnor, Pennsylvania 19087.

Code of Business Conduct and Ethics

The Board has adopted a Code of Business Conduct and Ethics as its “code of ethics” as defined in Item 406 of Regulation S-K, which applies to all of our directors, officers, employees and consultants, including our Chief Executive Officer, or our “CEO,” Chief Financial Officer, or our “CFO,” principal accounting officer or controller or persons performing similar functions. A copy of our Code of Business Conduct and Ethics is available at the “Corporate Governance” section of our website, http://www.pennvirginia.com. We intend to satisfy the disclosure requirement for any future amendments to, or waivers of, our Code of Business Conduct and Ethics by posting such information on our website.

Policies and Procedures Regarding Transactions with Related Persons

Under our Corporate Governance Principles, all directors must recuse themselves from any decision affecting their personal, business or professional interests. In addition, as a general matter, our practice is that any transaction with a related person is approved by disinterested directors. Our General Counsel advises the Board as to which transactions, if any, involve related persons and which directors are prohibited from voting on a particular transaction. We have not entered into any transaction with a related person within the scope of Item 404(a) of Regulation S-K since January 1, 2011.

Board Leadership Structure and Risk Oversight

We have had separate Chairmen of the Board and CEOs since 1996. We believe that this Board leadership structure has been and continues to be the best for us and our shareholders. As the oversight responsibility of directors continues to grow, we believe that it is most prudent to have an independent chairman whose primary service to us is Board leadership and a CEO who can focus all of his time on overseeing our management and day-to-day business.

The Board has seven Independent Directors, including our Chairman. Following the Annual Meeting, the Board will have six Independent Directors since Mr. Garrett will be retiring from the Board on that date and will not be replaced. A number of our Independent Directors are currently serving or have served as directors or members of senior management of other public companies. We also have three board committees comprised solely of Independent Directors, each with a different Independent Director serving as chairman of the committee. See “—Committees of the Board.” We believe that having six experienced Independent Directors and strong committees contributes to the leadership of the Board.

The Audit Committee is primarily responsible for overseeing our risk management processes on behalf of the full Board. The Audit Committee receives reports from management at least quarterly regarding our assessment of risks and reports regularly to the full Board, which also considers our risk profile. The Audit Committee and the full Board focus on and discuss with management the most significant risks facing us and our general risk management strategy, and also seek to ensure that risks undertaken by us are consistent with the Board’s view of risk.

In 2011, management, together with our outside internal audit firm, prepared a corporate risk assessment report to assist us in our efforts to identify, control and reduce or eliminate risk where possible. The report identified the critical risks that could prevent us from achieving our strategic goals and discussed current and potential risk mitigation activities. In February 2012, the Audit Committee reviewed and discussed the report with management and our outside internal audit firm.

Committees of the Board

The Board has a Nominating and Governance Committee, a Compensation and Benefits Committee and an Audit Committee. Each of the Board’s committees acts under a written charter, which was adopted and approved by the Board. Copies of the committees’ charters are available at the “Corporate Governance” section of our website, http://www.pennvirginia.com.

Nominating and Governance Committee.    Messrs. Garrett and van Marcke and Ms. Perelman are the members of the Nominating and Governance Committee, and each is an Independent Director. The Nominating and Governance Committee (i) seeks, identifies and evaluates individuals who are qualified to become members of the Board, (ii) recommends to the Board candidates to fill vacancies on the Board, as such vacancies occur and (iii) recommends to the Board the slate of nominees for election as directors by our shareholders at each Annual Meeting of Shareholders. The Committee will consider nominees recommended by shareholders. Shareholder recommendations for director nominees will receive the same consideration by the Board’s Nominating and Governance Committee that other nominations receive. See “Miscellaneous—Shareholder Proposals” and “Miscellaneous—Director Nominations” for a description of the procedures to be followed in making such a recommendation. The Committee recommends individuals as director nominees based on professional, business and industry experience, ability to contribute to some aspect of our business and willingness to commit the time and effort required of a director. The Committee may also consider whether and how a director candidate’s views, experience, skill, education or other attributes may contribute to the Board’s diversity. While the Committee does not require that each individual director candidate contribute to the Board’s diversity, the Committee in general strives, and has succeeded, to ensure that the Board, as a group, is comprised of individuals with diverse backgrounds and experience conducive to understanding and being able to contribute to all financial, operational, strategic and other aspects of our business. Director nominees must possess good judgment, strength of character, a reputation for integrity and personal and professional ethics and an ability to think independently while contributing to a group process. The Committee also recommends to the Board the individual to serve as Chairman of the Board. Additionally, the Committee assists the Board in implementing our

Corporate Governance Principles, our non-employee director stock ownership guidelines and our executive officer stock ownership guidelines, confirms that the Compensation and Benefits Committee evaluates senior management, oversees Board self-evaluation through an annual review of Board and committee performance and assists the Independent Directors in establishing succession policies in the event of an emergency or retirement of our CEO. The Committee may obtain advice and assistance from outside director search firms as it deems necessary to carry out its duties. The Nominating and Governance Committee met once in 2011.

Compensation and Benefits Committee.    Messrs. Clarke, Garrett, Krablin, van Marcke and Wright are the members of the Compensation and Benefits Committee, and each is an Independent Director. The Compensation and Benefits Committee is responsible for determining the compensation of our executive officers. The Committee reviews and discusses with management the information contained in this Proxy Statement under the heading “Compensation Discussion and Analysis” and recommends that such information be included herein. The Committee also periodically reviews and makes recommendations or decisions regarding our incentive compensation and equity-based plans, provides oversight with respect to our other employee benefit plans and reports its decisions and recommendations with respect to such plans to the Board. The Committee also reviews and makes recommendations to the Board regarding our director compensation policy. The Committee may obtain advice and assistance from outside compensation consultants and other advisors as it deems necessary to carry out its duties. The Compensation and Benefits Committee met seven times in 2011.

Audit Committee.    Messrs. Clarke, Krablin and Wright and Ms. Perelman are the members of the Audit Committee, and each is an Independent Director. Each of Messrs. Clarke, Krablin and Wright is an “audit committee financial expert” as defined in Item 407(d)(5) of Regulation S-K. Mr. Cloues, the Chairman of the Board, also qualifies as an audit committee financial expert. The Audit Committee is responsible for the appointment, compensation, evaluation and termination of our independent registered public accounting firm, and oversees the work, internal quality-control procedures and independence of our independent registered public accounting firm. The Committee discusses with management and our independent registered public accounting firm our annual audited and quarterly unaudited financial statements and recommends to the Board that our annual audited financial statements be included in our Annual Report on Form 10-K. The Committee also discusses with management earnings press releases and guidance provided to analysts. The Committee appoints, replaces, dismisses and, after consulting with management, approves the compensation of our outside internal audit firm. The Committee also provides oversight with respect to business risk matters, compliance with ethics policies and compliance with legal and regulatory requirements. The Committee has established procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls, auditing and other matters and the confidential anonymous submission by employees of concerns regarding questionable accounting, auditing and other matters. The Committee may obtain advice and assistance from outside legal, accounting or other advisors as it deems necessary to carry out its duties. The Audit Committee met nine times in 2011.

Compensation of Directors

The following table sets forth the aggregate compensation paid to our non-employee directors during 2011:

2011 Director Compensation

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($) (1)		All Other Compensation ($) (2)	Total ($)
John U. Clarke	15,000	(3)	171,250	(4)	0	186,250
Edward B. Cloues, II	133,059		105,000	(5)	5,000	242,709
Robert Garrett	78,363		105,000	(6)	5,000	188,363
Steven W. Krablin	63,792		105,000	(7)	0	168,792
Marsha R. Perelman	64,250	(8)	113,000	(9)	0	177,250
Philippe van Marcke de Lummen	63,222		105,000	(10)	0	168,222
Gary K. Wright	85,000		105,000	(11)	800	190,800

(1)	Represents the aggregate grant date fair value of shares of common stock and deferred common stock units granted to our non-employee directors. These amounts were computed in accordance with FASB ASC Topic 718 and were based on the NYSE closing prices of our common stock on the dates of grant. See Note 14 in the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2011.
(2)	Represents amounts paid by us as matching contributions under our Matching Gifts Program, which we sponsor for our directors, officers and employees to encourage financial support of educational institutions and civic, cultural and medical or science organizations. Under the program, we will match gifts on a three-for-one basis for the first $100 given in a calendar year to an eligible charity and on a one-for-one basis for any additional contributions made to the same charity. The minimum gift which will be matched is $10. The total annual matching dollars to all charities is limited to $5,000 per director. The program is available to directors for so long as they are directors of ours. We may suspend, change, revoke or terminate the program at any time.
(3)	Mr. Clarke elected to receive all of his cash compensation, other than meeting fees, in shares of our common stock.
(4)	As of December 31, 2011, Mr. Clarke had 20,118 deferred common stock units outstanding.
(5)	As of December 31, 2011, Mr. Cloues had 35,202 deferred common stock units outstanding.
(6)	As of December 31, 2011, Mr. Garrett had 1,600 stock options and 35,202 deferred common stock units outstanding.
(7)	As of December 31, 2011, Mr. Krablin had 14,309 deferred common stock units outstanding.
(8)	Ms. Perelman elected to receive all of her cash compensation for the period January 1, 2011 through April 30, 2011 in shares of our common stock.
(9)	As of December 31, 2011, Ms. Perelman had 800 stock options and 35,202 deferred common stock units outstanding and 470 shares held in her directors’ deferred compensation account.
(10)	As of December 31, 2011, Mr. van Marcke had 31,302 deferred common stock units outstanding.
(11)	As of December 31, 2011, Mr. Wright had 35,202 deferred common stock units outstanding and 1,776 shares held in his directors’ deferred compensation account.

Through March 31, 2011, our directors were compensated in accordance with the following compensation policy:

Each non-employee director, other than the Chairman of the Board, received an annual retainer of $110,000, consisting of $20,000 of cash and $90,000 worth of deferred common stock units. The actual number of deferred common stock units awarded in any given year was based upon the NYSE closing price of our common stock on the dates on which such awards were granted. Each deferred common stock unit represents one share of our common stock, which vests immediately upon issuance and is distributed to the holder upon termination or retirement from the Board. Directors are restricted from selling such shares until six months after such termination or retirement. The Chairman of the Audit Committee received an annual cash retainer of $15,000, and each Audit Committee member received an annual cash retainer of $10,000. The Chairman of the Compensation and Benefits Committee received an annual cash retainer of $10,000, and each Compensation and Benefits Committee member received an annual cash retainer of $5,000. The Chairman of the Nominating and Governance Committee received an annual cash retainer of $5,000, and each Nominating and Governance Committee member received an annual cash retainer of $2,500. All annual retainers were payable on a quarterly basis in arrears. In addition to annual retainers, each non-employee director other than the Chairman of the Board received $1,000 cash for each Board and committee meeting he or she attended. The Chairman of the Board received monthly cash payments of $7,500 and an annual grant of $90,000 worth of deferred common stock units paid on a quarterly basis. He did not receive Board or committee meeting fees from us.

Directors appointed during a year, or who ceased to be directors during a year, received a pro rata portion of cash and deferred common stock units. Directors, including the Chairman of the Board, could elect to receive any cash payments in common stock or deferred common stock units, and could elect to defer the receipt of any cash or shares of common stock they were entitled to receive under our Amended and Restated Non-Employee Directors Deferred Compensation Plan.

Effective April 1, 2011, we amended our director compensation policy to provide as follows:

Each non-employee director, other than the Chairman of the Board, receives an annual retainer of $170,000, consisting of $60,000 of cash and $110,000 worth of deferred common stock units. The Chairman of the Board receives an annual retainer of $270,000, consisting of $160,000 of cash and $110,000 worth of deferred common stock units. The actual number of deferred common stock units awarded in any given year is based upon the NYSE closing price of our common stock on the dates on which such awards are granted. Each deferred common stock unit represents one share of our common stock, which vests immediately upon issuance and is distributed to the holder upon termination or retirement from the Board. Directors are restricted from selling such shares until six months after such termination or retirement. The Chairman of the Audit Committee receives an annual cash retainer of $20,000, the Chairman of the Compensation and Benefits Committee receives an annual cash retainer of $15,000 and the Chairman of the Nominating and Governance Committee receives an annual cash retainer of $6,000. All annual retainers are payable on a quarterly basis in arrears. In addition to annual retainers, each non-employee director receives $2,000 cash for each in person Board meeting he or she attends (whether in person or by telephone).

In connection with the change in our director compensation policy, the Board eliminated the annual cash retainers for committee service, other than for the chairmen of the committees, and eliminated the meeting fees for committee meetings and telephonic Board meetings. The Board believed that these changes would result in a simpler compensation scheme.

Directors appointed during a year, or who cease to be directors during a year, receive a pro rata portion of cash and deferred common stock units. Directors, including the Chairman of the Board, may elect to receive any cash payments in common stock or deferred common stock units.

Effective January 1, 2012, we amended our director compensation policy to decrease the equity portion of a director’s compensation for 2012 from $110,000 to $80,000. The change is effective for 2012 only, and absent further action by the Board, the equity portion of a director’s compensation will automatically revert to $110,000 in 2013.

Non-Employee Director Stock Ownership Guidelines

We have stock ownership guidelines for our non-employee directors, which require our non-employee directors to own shares of our common stock having a value equal to four times the annual cash retainer payable by us for serving on the Board. As of December 31, 2011, all of our non-employee directors were in compliance with these requirements.

Non-Employee Directors Deferred Compensation Plan

We have adopted the Penn Virginia Corporation Amended and Restated Non-Employee Directors Deferred Compensation Plan. This plan permits our non-employee directors to defer the receipt of any or all cash and shares of our common stock they receive as compensation. All deferrals, and any distributions with respect to deferred shares of our common stock, are credited to a deferred compensation account, the cash portion of which is credited quarterly with interest calculated at the prime rate. Our non-employee directors are fully vested at all times in any cash or deferred shares of common stock credited to their deferred compensation accounts. Amounts held in a non-employee director’s deferred compensation account will be distributed to the director on the January 1st following the earlier to occur of the director reaching age 70 or the retirement, resignation or removal of the director from the Board. Upon the death of a non-employee director, all amounts held in the deferred compensation account of the non-employee director will be distributed to the director’s estate.

On May 4, 2011, we amended the plan to freeze it as to participation such that no future appointed non-employee directors will be eligible to participate in the plan and no existing non-employee directors will be eligible to elect further fee deferrals or share grant deferrals under the plan.

BENEFICIAL OWNERSHIP OF COMMON STOCK

Unless otherwise indicated, the following table sets forth, as of March 5, 2012, the amount and percentage of our outstanding shares of common stock beneficially owned by (i) each person known by us to own beneficially more than 5% of our outstanding shares of common stock, (ii) each director and nominee for director, (iii) each executive officer named in the Summary Compensation Table under the heading “Executive Compensation—Summary Compensation Table” and (iv) all of our directors and executive officers as a group:

Name of Beneficial Owners	Shares Beneficially Owned (1)		Percent of Class (2)
5% Holders (3):
BlackRock, Inc. 40 East 52nd Street New York, NY 10022	6,357,441		13.9%

Wellington Management Company, LLP 75 State Street Boston, MA 02109	3,279,178		7.2%

Artisan Partners Holdings LP. 875 East Wisconsin Avenue, Suite 800 Milwaukee, WI 53202	3,176,000		6.9%

T. Rowe Price Associates, Inc. 100 East Pratt Street Baltimore, MD 21202	2,837,320	(4)	6.2%

The Vanguard Group, Inc. 100 Vanguard Boulevard Malvern, PA 19355	2,488,638		5.4%

Dimension Fund Advisors, LP Palisades West, Building One 6300 Bee Cave Road Austin, TX 78746	2,350,064		5.1%

Directors:
John U. Clarke	56,567	(5)	—
Edward B. Cloues, II	87,102	(6)	—
Robert Garrett	52,342	(7)	—
Steven W. Krablin	25,245	(8)	—
Marsha R. Perelman	134,764	(9)	—
Philippe van Marcke de Lummen	31,302	(10)	—
H. Baird Whitehead	361,672	(11)	—
Gary K. Wright	36,978	(12)	—

Executive Officers:
A. James Dearlove	N/A	(13)	—
Steven A. Hartman	82,405	(14)
Nancy M. Snyder	200,746	(15)	—
John A. Brooks	96,111	(16)	—
Michael E. Stamper	69,524	(17)	—
All directors and executive officers as a group (13 persons)	1,234,758	(18)	2.6%

(1)	Unless otherwise indicated, all shares are owned directly by the named holder and such holder has sole power to vote and dispose of such shares. Shares owned by directors and executive officers include all options that are exercisable by the named holder prior to May 5, 2012.

(2)	Based on 45,800,777 shares of our common stock issued and outstanding on March 5, 2012. Unless otherwise indicated, beneficial ownership is less than 1% of our common stock.
(3)	All such information is based on information furnished to us by the respective shareholders or contained in filings submitted to the SEC, such as Schedules 13D and 13G.
(4)	These shares are owned by various individual and institutional investors to which T. Rowe Price Associates, Inc., or “Price Associates,” serves as investment adviser with power to direct investments and/or sole power to vote the shares. For purposes of the reporting requirements of the Exchange Act, Price Associates is deemed to be a beneficial owner of such shares; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such shares.
(5)	Includes 20,118 deferred common stock units. See “Corporate Governance—Compensation of Directors” for a description of a “deferred common stock unit.”
(6)	Includes 35,202 deferred common stock units.
(7)	Includes options to purchase 1,600 shares; 14,815 shares held in Mr. Garrett’s IRA account; and 35,202 deferred common stock units.
(8)	Includes 14,309 deferred common stock units.
(9)	Includes options to purchase 800 shares; 470 shares held in Ms. Perelman’s directors’ deferred compensation account; and 35,202 deferred common stock units.
(10)	Reflects 31,302 deferred common stock units.
(11)	Includes options to purchase 218,621 shares; and 12,592 shares held in Mr. Whitehead’s deferred compensation account.
(12)	Reflects 1,776 shares held in Mr. Wright’s directors’ deferred compensation account; and 35,202 deferred common stock units.
(13)	Mr. Dearlove retired effective as of May 4, 2011.
(14)	Includes options to purchase 70,414 shares; and 1,189 shares held in Mr. Hartman’s deferred compensation account.
(15)	Includes options to purchase 144,257 shares; 230 shares held by Ms. Snyder as custodian for a minor child; and 21,302 shares held in Ms. Snyder’s deferred compensation account.
(16)	Includes options to purchase 88,663 shares; and 2,276 shares held in Mr. Brooks’ deferred compensation account.
(17)	Includes options to purchase 63,097 shares; and 2,517 shares held in Mr. Stamper’s deferred compensation account.
(18)	Includes options to purchase 587,452 shares; 2,246 shares held in directors’ deferred compensation accounts; 206,537 deferred common stock units; 14,815 shares held in Mr. Garrett’s IRA account; 230 shares held by Ms. Snyder as custodian for a minor child; and 39,876 shares held in the deferred compensation accounts of executive officers.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our officers, directors and beneficial owners of more than 10% of our common stock to file, by a specified date, reports of beneficial ownership and changes in beneficial ownership with the SEC and to furnish copies of such reports to us. We believe that all such filings were made on a timely basis in 2011 with the exception of one Form 4 reporting one transaction, which was inadvertently filed two days late by us on behalf of Steven A. Hartman.

EXECUTIVE COMPENSATION

Executive Officers

Set forth below is information regarding the age, positions and offices held with us and the business experience of each of our executive officers.

Age, Position with the Company and Business Experience	Officer of the Company Since
H. Baird Whitehead (see page 6)	2001

Steven A. Hartman, age 45

Mr. Hartman has served as our Senior Vice President and Chief Financial Officer since December 2010. He served as our Vice President and Treasurer from July 2006 to December 2010, as our Assistant Treasurer and Treasury Manager from September 2004 to July 2006 and as our Manager, Corporate Development from August 2003 to September 2004. Mr. Hartman also served as Vice President and Treasurer of PVG GP, LLC, the general partner of Penn Virginia GP Holdings, L.P., from September 2006 to June 2010 and of Penn Virginia Resource GP, LLC, the general partner of Penn Virginia Resource Partners, L.P., from August 2003 to June 2010. Prior to joining the Company, Mr. Hartman was employed by El Paso Corporation and its publicly traded spin-off, GulfTerra Energy Partners, L.P., in a variety of financial and corporate-development related positions.

2010

Nancy M. Snyder, age 59

Ms. Snyder has served as our Executive Vice President since May 2006, as our Chief Administrative Officer since May 2008, as our Senior Vice President from February 2003 to May 2006, as our Vice President from December 2000 to February 2003 and as our General Counsel and Corporate Secretary since September 1997. Ms. Snyder also served as Vice President and General Counsel of PVG GP, LLC, the general partner of Penn Virginia GP Holdings, L.P., from September 2006 to June 2010 and as Chief Administrative Officer from May 2008 to June 2010 and as Vice President and General Counsel of Penn Virginia Resource GP, LLC, the general partner of Penn Virginia Resource Partners, L.P., from July 2001 to June 2010 and as Chief Administrative Officer from May 2008 and June 2010.

1997

John A. Brooks, age 50 Mr. Brooks has served as our Senior Vice President since February 2012 and as Vice President and Regional Manager of Penn Virginia Oil & Gas Corporation since October 2007. In his current position, Mr. Brooks is responsible for our Texas and Mid-Continent operations. He also served as our Vice President from May 2008 to February 2012, as Operations Manager of Penn Virginia Oil & Gas Corporation from January 2005 to October 2007 and as Drilling Manager of Penn Virginia Oil & Gas Corporation from February 2002 to January 2005.	2011

Michael E. Stamper, age 53 Mr. Stamper has served as our Vice President since July 2010 and as Vice President and Regional Manager of Penn Virginia Oil & Gas Corporation since June 2010. In his current position, Mr. Stamper is responsible for our Appalachia and Mississippi operations. He also served as Exploration Manager of Penn Virginia Oil & Gas Corporation from August 2006 to June 2010 and as Senior Geologist of Penn Virginia Oil & Gas Corporation from August 2001 to June 2006.	2011

Compensation Discussion and Analysis

Set forth below is a discussion and analysis of information necessary to an understanding of our compensation policies and decisions regarding our CEO, our CFO and the other executive officers named in the Summary Compensation Table included on page 44 of this Proxy Statement. All references in this “Executive Compensation” section to “the Committee” refer to our Compensation and Benefits Committee, and all references to “our NEOs” refer to the executive officers named in the Summary Compensation Table, who are as follows:

•	H. Baird Whitehead, President and Chief Executive Officer

•	A. James Dearlove, former Chief Executive Officer

•	Steven A. Hartman, Senior Vice President and Chief Financial Officer

•	Nancy M. Snyder, Executive Vice President, Chief Administrative Officer, General Counsel and Corporate Secretary

•	John A. Brooks, Senior Vice President and Regional Manager

•	Michael E. Stamper, Vice President and Regional Manager

Executive Summary

Our Response to Our 2011 Say-on-Pay Vote

At our Annual Shareholders Meeting held on May 4, 2011, approximately 56% of our shareholders voting on our “say-on-pay” proposal voted against the compensation paid to our NEOs as set forth in the “Executive Compensation” section of our 2011 Proxy Statement. In response, the Committee undertook an in-depth review of our compensation practices. As part of this review, we reached out to our major shareholders, and the Committee Chairman conducted conference call meetings with many of those shareholders, to better understand the reasons behind their say-on-pay votes. According to many of those shareholders, the principal reason for our negative say-on-pay vote was the lack of correlation between the compensation paid to our CEO with respect to 2010 and our poor total shareholder returns, or “TSRs,” for the one- and three-year periods ended December 31, 2010. Other reasons cited for the negative vote included a perceived lack of use of quantitative performance metrics to determine incentive compensation and inadequate disclosure of the rationale for using qualitative metrics to determine incentive compensation.

In response to our shareholders’ concerns, and as described in further detail on page 26 under “Changes to Our Compensation Practices Since the 2011 Say-on-Pay Vote,” we have substantially increased our focus on “pay-for-performance.” Accordingly, we have made important changes to our executive compensation practices, which have had a significant effect on 2011-related NEO annual incentive cash bonus and long-term equity compensation. A summary of these changes and effects is as follows:

Executive Compensation Awarded in February 2011 with Respect to 2010	Executive Compensation Awarded in February 2012 with Respect to 2011

100% of equity awards with time-based vesting and 50% of equity “at risk” • 50% time-based stock options • 50% time-based restricted stock units

60% of equity awards with performance-based vesting and 75% of equity “at risk”

•    60% performance-based restricted stock units with payout based solely on peer-relative TSR

•    15% time-based stock options

•    25% time-based restricted stock units

Total compensation for CEO, CFO and CAO, as a group, near median of peer group	Total compensation for NEOs, as a group, below 25th percentile of peer group and below target: • Actual and peer-relative TSR considered in determining NEO cash bonus and equity awards

Executive Compensation Awarded in February 2011 with Respect to 2010	Executive Compensation Awarded in February 2012 with Respect to 2011

•    Value of equity awards to each of CEO, CFO and CAO, between 25th and 50th percentiles of peer group

•    Value of equity awards to Senior VP-Regional Manager and VP-Regional Manager below 25th percentile of peer group

•    Value of equity awards to CEO, CFO, CAO, Senior VP-Regional Manager and VP-Regional Manager approximately 60%, 73%, 76%, 52% and 33% of mid-point of target ranges

•    Cash bonuses paid to each NEO well below 25th percentile of peer group

•    While cash bonus pool calculated at 98% of target, NEO cash bonuses approximately 30% of target

No bonus pool limit for cash bonuses	Bonus pool limit on aggregate amount of cash bonuses paid to all employees, including NEOs

Cash bonus and equity awards based primarily on qualitative criteria

Cash bonus and equity awards based on both quantitative and qualitative criteria

•    Bonus pool calculated based on purely quantitative criteria

•    Bonus pool allocated, and equity awarded, based on a combination of individualized quantitative and qualitative criteria consistent with value creation

Peer group refined to include more comparably sized companies

The changes we made to our compensation program and the Committee’s decision process in setting 2011-related annual incentive cash bonus and long-term equity compensation awards were the result of a more conservative compensation governance framework and our increased focus on pay-for-performance, which are further supported by our following historical compensation practices:

•	Our NEOs do not have employment agreements.

•	The Change of Control Severance Agreements for our executive officers provide for double-triggered payouts with no “tax gross ups.” See “Change-in-Control Arrangements.”

•	We do not reimburse our executive officers for any tax obligations.

•	We prohibit our executive officers and other employees from engaging in any hedging activities. See “—Policy Prohibiting Hedging.”

•	The differential between our CEO’s total annual compensation and that of all of our other employees is appropriate. See “—Internal Pay Equity at Our Company.”

•	We provide limited perquisites to our executive officers, other employees or retired executives.

•

We do not have a pension plan, and, except for an aggregate $43,816 contributed by us in connection with hirings made in 2001 and 2002, we have never contributed to our Supplemental Employee Retirement Plan. See “Nonqualified Deferred Compensation.”

•	We have never repriced or replaced options, and we are not permitted to do so under NYSE rules without shareholder approval.

Changes in Executive Management During 2011

We appointed a new CFO in December 2010 and a new CEO in May 2011, each of whose total compensation with respect to 2011 was significantly less than that of his predecessor with respect to 2010. See the Summary Compensation Table.

On February 17, 2011, Mr. Whitehead was appointed to serve as our President and as a director and, on May 4, 2011, he was appointed to serve as our Chief Executive Officer following the retirement of A. James Dearlove, our former President and Chief Executive Officer. Prior to his appointments as President and Chief Executive Officer, Mr. Whitehead had served as our Executive Vice President and Chief Operating Officer. Because of his retirement during 2011, Mr. Dearlove was not entitled to a 2011-related annual incentive cash bonus or long-term equity compensation award. Consequently, Mr. Dearlove is not included as an NEO in our discussion of 2011-related or 2012-related incentive compensation of our NEOs.

Mr. Hartman was appointed to serve as our Senior Vice President and Chief Financial Officer on December 8, 2010 following the separation from service of Frank A. Pici, our former Executive Vice President and Chief Financial Officer. Prior to that time, Mr. Hartman had served as our Vice President and Treasurer.

Over the course of 2010 and 2011, we disposed of our holdings in certain coal and natural gas midstream interests and transitioned to a “pure play” oil and gas exploration and production company, we refocused our operations on higher margin oil-based plays, we appointed a new CEO and CFO and we reorganized our organization to accommodate these shifts in personnel, business and strategy. As our business and strategy changed, the responsibilities of Messrs. Brooks and Stamper expanded. Mr. Brooks’ responsibilities expanded to include oversight of not only our Gulf Coast, but also our Mid-Continent, operations and, in early 2012, he was promoted to Senior Vice President. Mr. Stamper’s responsibilities expanded when, in mid-2010, he took over the management of our Eastern operations, including our expansion into the Marcellus Shale. In addition, the operations-related decision making authority of both Messrs. Brooks and Stamper increased when Mr. Whitehead became CEO and ceased to serve as Chief Operating Officer. As a result of these changes, we have determined that Messrs. Brooks and Stamper were executive officers with respect to 2011.

Overview of Our 2011 Performance

We accomplished several important business goals in 2011, particularly in light of the precipitous decline in natural gas prices which negatively affected the economic value of our reserves, our liquidity and our share price:

•

We continued to shift our production focus away from natural gas and toward higher margin oil and natural gas liquids, or “NGLs.” As a result, our oil and NGLs production was 59% higher during 2011 than it was during 2010.

•

As a result of our increased production of higher margin oil and NGLs, our EBITDAX was 21% higher during 2011 than it was during 2010. For a definition of “EBITDAX,” see “—2011-Related Executive Compensation—2011-Related Annual Incentive Cash Bonuses—Size of the Cash Bonus Pool.” For a reconciliation of this non-GAAP financial measure to GAAP-based measures, see Annex A to this Proxy Statement.

•

We increased our acreage position in the oil rich Eagle Ford Shale from approximately 8,200 gross (6,800 net) acres to approximately 18,000 gross (15,100 net) acres and entered into an agreement with a major oil and gas company under which we have the opportunity to further increase our Eagle Ford Shale acreage position to approximately 31,400 gross (23,100 net) acres.

•

We sold certain non-core dry gas assets, including our Arkoma Basin assets and a small portion of our Marcellus Shale assets located in Armstrong and Butler Counties, Pennsylvania. We did not drill our core dry gas assets in East Texas and Mississippi, but we have retained those assets so that we can resume drilling when higher natural gas prices justify renewed investment.

•

We improved our liquidity. We entered into a new revolving credit facility with a reduced interest rate and, until July 2013, a relaxed leverage covenant, and we completed a public offering of $300 million of 7.25% senior notes due 2019 to refinance approximately $225 million of our $230 million of convertible notes due in 2012.

•	We reduced our general and administrative expenses by, among other things, consolidating our Mid-Continent operations into our Gulf Coast operations.

Objectives of Our Compensation Program

Our compensation program is based on the following objectives:

•

Executives should be held accountable for our annual performance and the achievement of our longer-term strategic goals as well as their own individual performance over both the short- and long-term. As such, compensation should be tied to achievement of both short- and long-term corporate and individual performance goals.

•

While achievement of some goals is easily measurable using quantitative metrics, some of our corporate goals, as well as the goals we set for our executives, are not. Therefore, we measure our achievement and the achievement of our executives using both quantitative and qualitative metrics.

•

Executive compensation should balance and align the interests of our executives with those of our shareholders by rewarding increased shareholder return, achievement of short-term strategic goals and responsible long-term growth. This can be accomplished both by tying compensation to the accomplishment of these goals and by paying a portion of our executives’ compensation in the form of equity or equity-based compensation.

•	Executive compensation should be industry-competitive so that we can attract, retain and motivate talented executives with the experience and skills necessary for our success.

We satisfy these objectives by focusing on performance-related compensation, basing compensation on corporate and individual near- and long-term goals and objectives tailored to each NEO, achieving the appropriate mix of cash and equity components of total compensation for each NEO, providing equitable, competitive and internally consistent compensation to our NEOs and focusing on retaining our NEOs by using peer group, industry and general market data in determining compensation. The Committee, with the assistance of its independent compensation consultant, monitors industry and general market conditions, changes in our business, changes in legal, accounting and tax regulations and other developments that may, from time to time, require modification of our compensation program to ensure that it is properly structured to achieve its objectives.

Compensation Philosophy

To implement our strategy, we must be able to attract, retain and develop employees with the appropriate experience, motivation and skills to grow an oil and natural gas exploration and production company that operates safely in an environmentally conscious and cost and time efficient manner and has the ability to react to economic and other developments in a cyclical and volatile industry. The Committee believes that setting appropriate compensation levels consistent with our objectives involves balancing several competing needs and desires, including:

•	Our desire to increase shareholder value;

•	Our shareholders’ desire for attractive rates of return;

•	Our desire to attract and retain personnel with the skills, educational qualifications and experience to enable us to grow and achieve our business goals;

•	Our employees’ desire to be adequately compensated for their services, consistent with comparable positions in the market;

•	Our employees’ desire for career advancement; and

•	Our competitors’ demand for the services of our employees.

Balancing these competing needs and desires for 2011 was particularly challenging. For example, as described in detail under “2011-Related Executive Compensation,” measured by the purely quantitative corporate performance metrics set by the Committee in early 2011, our cash bonus pool was computed at 98% of target, and our NEOs generally met their individual performance metrics. Based on these facts, all of our NEOs would have been eligible to receive annual incentive cash bonuses and long-term equity compensation awards with respect to 2011 at or near target levels. However, due to the deterioration in our stock price during 2011 and our low one-, three- and five-year peer-relative TSRs, the Committee exercised its discretion and significantly reduced awards to levels more consistent with shareholder returns. However, given their accomplishments during this difficult year of continuing transition and recognizing our continuing need to retain their services, the Committee decided that making annual incentive cash bonus and long-term equity compensation awards to our NEOs in some amount was important, even if they were well below the levels for which they would have been eligible. With all of these factors in mind, the Committee set the 2011-related annual incentive cash bonus and long-term equity compensation awards of our NEOs significantly below the targets for each and significantly below the levels awarded in the prior year. See “—2011-Related Executive Compensation—Comparison Between 2010-Related and 2011-Related Annual Incentive Cash Bonus and Long-Term Equity Compensation.”

Further, we believe that:

•

Compensation practices, particularly regarding incentive compensation, should be designed to drive desired behaviors consistent with our values and to achieve stated goals. This is evidenced by the performance metrics that we use to compute our cash bonus pool and the individual performance metrics the Committee sets for our NEOs. See “—2011-Related Executive Compensation.”

•

Different types of compensation are appropriate for different levels of employees—more senior executives should have more of their incentive compensation at risk and tied to corporate and individual performance because they are typically in a position to have a larger impact on our overall performance. For 2011-related awards granted in February 2012, our NEOs’ long-term equity compensation was comprised of 60% performance-based restricted stock units payable in cash, 25% time-based restricted stock units payable in stock and 15% options, while our vice presidents received approximately 25% options and approximately 75% time-based cash awards and other employees received either 100% time-based cash awards or no long-term compensation, depending on their positions. For information regarding 2010-related long-term equity compensation awards granted in February 2011, see “Summary Compensation Table,” “Grants of Plan Based Awards” and “Narrative Discussion of Equity Awards.”

•

We are in a cyclical and volatile business which requires a flexible compensation program that is responsive to different circumstances at various points in time. For this reason, the Committee retains discretion to add, delete or change the significance of compensation performance metrics during any year or to award higher or lower compensation than the metrics would indicate. See “—Compensation Philosophy.” The Committee used this discretion to reduce substantially the 2011-related annual incentive cash bonus and long-term equity compensation awards paid to our NEOs. See “—2011-Related Executive Compensation.”

•

Incentive compensation for executive officers should link pay to the achievement of financial, strategic and operational goals. In 2011, our NEOs’ annual incentive cash bonuses were limited by our cash bonus pool, which was calculated based on five financial or operational metrics, and their annual incentive cash bonus and long-term equity compensation awards were based on several corporate and individual quantitative and qualitative performance metrics based on financial, strategic and operational goals. See “—2011-Related Executive Compensation—Individual Performance Metrics.”

•	Senior management ownership of Company stock should be required. See “—Executive Stock Ownership Guidelines.”

•

The total compensation program should be competitive with the types of companies with which we compete for top management talent and should also be internally consistent and equitable. For this reason, the Committee establishes a peer group for us with the assistance of its independent compensation consultant, and it also considers our NEOs’ relative compensation. See “—How Compensation Is Determined.”

•	We should provide fair protection to our NEOs in the event of a termination of employment associated with a change in control. See “Change-In-Control Arrangements.”

Elements of Compensation

We pay our NEOs a base salary and provide them an opportunity to earn an annual incentive cash bonus and an annual long-term equity compensation award.

•

Base Salary—We pay each of our NEOs an industry-competitive salary so that we can attract and retain talented executives. The base salaries also reflect the capabilities, levels of experience, tenure, positions and responsibilities of our NEOs, as well as general economic conditions and internal pay equity.

•

Annual Incentive Cash Bonus—We provide each of our NEOs the opportunity to earn an industry-competitive annual incentive cash bonus based upon certain performance metrics. This opportunity creates a strong financial incentive for our NEOs to achieve or exceed a combination of near-term corporate and individual goals, which typically are set by the Committee during the first quarter of each year. Our NEOs’ annual incentive cash bonuses are paid out of a cash bonus pool, the size of which is determined based on several purely quantitative Company financial and operational performance metrics. The cash bonus pool metrics applicable to 2011 and 2012 are described below under “2011-Related Executive Compensation—2011-Related Annual Incentive Cash Bonuses” and “Changes Made to Bonus Pool Metrics for 2012.” See also “—How Compensation is Determined—Incentive Award Guidelines.” The individual performance metrics by which each NEO was measured in 2011 are described below under “2011-Related Executive Compensation—Individual Performance Metrics.”

•

Long-Term Equity Compensation Award—We provide each of our NEOs the opportunity to earn an industry-competitive long-term equity compensation award (granted annually and earned over time). This opportunity creates a strong financial incentive for our NEOs to promote our long-term financial and operational success, and along with our executive stock ownership guidelines, encourages NEO stock ownership. See “—Executive Stock Ownership Guidelines.” Long-term equity compensation awards are expressed in dollar values at grant, and we have paid those awards in the form of stock options, time-based restricted stock units payable in shares, performance-based restricted stock units payable in cash or a combination of these awards. The actual number of stock options awarded is based on a weighted-average value of all options granted to our employees on the date of grant using the Black-Scholes-Merton option-pricing formula. The actual number of time-based restricted stock units awarded is based on the NYSE closing prices of our common stock on the dates of grant. The actual number of performance-based restricted stock units awarded is based on a Monte Carlo simulation of potential outcomes. Prior to 2012, our NEOs were given the opportunity to elect whether to receive their long-term equity compensation awards in stock options, restricted stock units or a combination of the two, so long as stock options comprised at least 50% of the value of the awards. In 2012, our NEOs were not given this choice, and instead the Committee awarded long-term equity compensation to our

NEOs comprised of 60% performance-based restricted stock units payable in cash, 25% time-based restricted stock units payable in shares and 15% stock options. The allocations of long-term equity compensation awards in 2012 resulted in a significantly greater portion of those awards being performance-based.

How Compensation Is Determined

Committee Process.    The Committee generally targets the salary, annual incentive cash bonus and long-term equity compensation award for each NEO at approximately the 50th percentile of executive officers of our peers with comparable experience, responsibilities and position within the organization. However, given the importance of executive accountability for our performance as well as for individual performance, the Committee recognizes that compensation for any NEO could exceed such 50th percentile targets, reflecting a reward for exceptional Company or individual performance, or be lower than such 50th percentile targets, reflecting Company or individual underperformance. The performance metrics applicable to, and the Committee’s rationale behind, our NEOs’ 2011-related compensation are described in detail below under “2011-Related Executive Compensation.”

Because all of our NEOs other than our CEO report directly to, and work on a daily basis with, our CEO, the Committee reviews and discusses with our CEO his evaluation of the performance of each of our other NEOs against their individual performance goals. The Committee gives considerable weight to our CEO’s evaluations when assessing our other NEOs’ performance and determining their compensation. The Committee bases its independent evaluation of our CEO, and our CEO bases his evaluation of each of our other NEOs, primarily on whether we met or exceeded certain quantitative corporate performance metrics and whether the NEO met or exceeded certain quantitative and qualitative individual performance metrics that are specifically tailored for each NEO. Those achievement levels are considered in the context of our TSR. Our NEOs’ annual incentive cash bonuses are also limited by the amount of cash in the bonus pool, which is computed annually based on our level of achievement of certain purely quantitative financial and operational metrics. See “2011-Related Executive Compensation—2011-Related Annual Incentive Cash Bonuses” and “Changes Made to Bonus Pool Metrics for 2012” for a description of the metrics used to compute the 2011 cash bonus pool and the metrics that will be used to compute the 2012 cash bonus pool. The performance metrics for each NEO are focused on factors over which such NEO has some control and which should have a positive effect on our operations and financial performance and, therefore, our stock price. The weight given any one metric and the mix of metrics included in determining amounts of compensation are determined early in each year and vary among our NEOs depending on their positions and principal areas of responsibility. Given the cyclical and volatile nature of our business, the relevance and the relative importance of any of these metrics may change from time to time, even within the same year, depending on our strategic objectives, operational needs and the general business and regulatory environments. For this reason, the Committee uses reasonable discretion and may change these performance metrics from year to year and may adjust actual awards made with respect to any year if circumstances warrant. See “Compensation Philosophy” and “2011-Related Executive Compensation” below for discussions regarding the Committee’s use of this discretion to reduce 2011-related executive compensation.

Independent Compensation Consultant.    In 2011, the Committee engaged Frost HR Consulting (formerly, Stone Partners, Inc.), or “Frost,” as its independent compensation consultant to assist it in a general review of the compensation packages for our NEOs, as well as to provide advice and information regarding the design and implementation of our executive compensation program. Frost also provided updates and information to the Committee about regulatory and other developments that may affect our executive compensation program. Frost provided the Committee with competitive industry and general market-related analyses and trends for executive base salary, short-term incentives, long-term incentives, benefits and perquisites. The only services that Frost provides to us are executive and director compensation consulting services to the Committee. To ensure Frost’s independence:

•	The Committee directly retained and has the authority to terminate Frost.

•	Frost reports directly to the Committee and its Chairperson.

•	Frost meets regularly in executive sessions with the Committee.

•	Frost has direct access to all members of the Committee during and between meetings.

•	Interactions between Frost and management generally are limited to data gathering and discussions regarding information which has or will be presented to the Committee.

Peer Benchmarks.    Set forth below is a chart showing the companies comprising our peer group in 2010 and 2011. In each case, Frost helped the Committee determine the appropriate peer group based on revenues, assets, capitalization and scope of operations. As is evident by the chart set forth below, in 2011, with Frost’s assistance, we refined our peer group for 2011-related executive compensation, or “our 2011 Peer Group,” to include more companies with revenues and market capitalizations similar to our size and to eliminate several much larger companies.

Peer Company	2011	2010
Approach Resources, Inc.	✓
Berry Petroleum Company	✓	✓
Bill Barrett Corporation		✓
Brigham Exploration Company		✓
Cabot Oil & Gas Corporation		✓
Carrizo Oil & Gas, Inc.	✓	✓
Comstock Resources Inc.	✓	✓
EXCO Resources, Inc.		✓
Forest Oil Corporation	✓	✓
Goodrich Petroleum Corporation	✓	✓
Magnum Hunter Resources Corporation	✓
Petroleum Development Corporation	✓	✓
PetroQuest Energy, Inc.	✓
Quicksilver Resources Corporation		✓
Range Resources Corporation		✓
Rex Energy Corporation	✓
Rosetta Resources, Inc.	✓	✓
SM Energy Company		✓
Stone Energy Corporation	✓	✓
Swift Energy Company	✓

Incentive Award Guidelines.    In February 2011, the Committee adopted our 2011 Annual Incentive Cash Bonus and Long-Term Equity Compensation Guidelines, referred to as the “Incentive Award Guidelines,” which were effective for annual incentive cash bonus and long-term equity compensation awards paid to our NEOs and other employees for years beginning with 2011. The Incentive Award Guidelines require the establishment each year of a cash bonus pool, the size of which is determined based on our level of achievement, as compared to our annual budget, of certain performance metrics, which the Committee typically sets early in the year. The size of the cash bonus pool is computed such that, if we meet our pre-determined goal with respect to every performance metric, the pool will be in an amount sufficient to pay all of our participating employees, including our NEOs, their target annual incentive cash bonuses. Individual bonus targets are typically established at the beginning of each year and expressed as a percent of base salary. Under the Incentive Award Guidelines, the Committee may increase or decrease the cash bonus pool by 15% each year. Subject to the Committee’s discretion to increase the cash bonus pool by 15%, the aggregate annual incentive cash bonuses paid to all of our employees, including our NEOs, cannot exceed the amount of the cash bonus pool. The Incentive Award Guidelines also permit the Committee to add, delete or change the relative significance of our cash bonus pool performance metrics at any time if circumstances warrant. This is consistent with our belief that our cyclical and volatile business requires that we have a flexible compensation program responsive to different requirements at various points in time. See “—Compensation Philosophy.”

The cash bonus pool defines the total amount of cash available to pay annual incentive cash bonuses, but not the allocation of actual bonus awards. After the cash bonus pool has been computed, the Committee determines the actual amount of our NEOs’ annual incentive cash bonuses, if any, based on several individual metrics, which the Committee typically sets early in the year. See “2011-Related Executive Compensation—Individual Performance Metrics.” If circumstances warrant, the Committee may set annual incentive cash bonuses for all employees, including our NEOs, in an aggregate amount that is less than the cash bonus pool, which is what happened with respect to 2011.

Under the Incentive Award Guidelines, the Committee also sets the long-term equity compensation awards, if any, to be paid to our NEOs based on several individual performance metrics as described below under “2011-Related Executive Compensation—Individual Performance Metrics.”

Changes to Our Compensation Practices Since the 2011 Say-on-Pay Vote

Following our negative say-on-pay vote in 2011 and our subsequent discussions with our shareholders, the Committee substantially increased its focus on pay-for-performance. In furtherance thereof, the Committee took the following actions:

•	Increased Focus on Performance-Based Compensation.

•	The Committee added performance-based restricted stock units to our NEOs’ mix of long-term equity compensation. Key features of these awards are as follows:

•

Performance-based restricted stock units are payable in shares or cash and, in either event, cliff vest after three years. The performance-based restricted stock units granted in February 2012 are payable in cash.

•

For performance-based restricted stock units to vest and be paid at target, our one-, two- and three-year TSRs must be in at least the 60th percentile relative to a peer group determined by the Committee each year. For performance-based restricted stock units granted in February 2012, this peer group will be the same as our 2011 Peer Group. See “Narrative Discussion of Equity Awards” for a detailed discussion of our performance-based restricted stock units.

•

In February 2012, the Committee granted annual incentive cash bonus and long-term equity compensation awards to our NEOs in amounts significantly less than those for which our NEOs would have been eligible and significantly less than those granted in February 2011. See “2011-Related Executive Compensation—Comparison Between 2010-Related and 2011-Related Annual Incentive Cash Bonus and Long-Term Equity Compensation Awards.”

•

Reduced the Number of Shares Subject to Equity Granted.    In February 2012, when the Committee made equity grants to our NEOs, our stock price was low. Accordingly, to reduce the number of shares subject to grants, the Committee targeted the value of our NEOs’ long-term incentive compensation awards near the 25th percentile of our 2011 Peer Group rather than the 50th percentile, as had been done historically. In addition, the Committee granted 60% of our NEOs’ long-term compensation awards in the form of performance-based restricted stock units which pay out based on our TSR relative to peers, but are payable in cash rather than stock. By taking these steps, the Committee reduced our burn rate and minimized the dilution of our stock, which would have been higher if these actions had not been taken.

•

Established Purely Quantitative Bonus Pool Funding Metrics.    The Incentive Award Guidelines provide for the establishment of a cash bonus pool based on several financial and operational performance metrics. See “—2011-Related Executive Compensation—2011-Related Annual Incentive Cash Bonuses.”

2011-Related Executive Compensation

Amounts of 2011-Related Executive Compensation and 2012 Base Salaries

In February 2011 and February 2012, the Committee determined that base salaries payable to our NEOs in 2011 and 2012 were as follows:

	Salary ($)
Name and Principal Position	2011	2012
H. Baird Whitehead	450,000	450,000
President and Chief Executive Officer
Steven A. Hartman	250,000	285,000
Senior Vice President and Chief Financial Officer
Nancy M. Snyder	310,000	310,000
Executive Vice President, Chief Administrative Officer, General Counsel and Corporate Secretary
John A. Brooks	251,000	300,000
Senior Vice President and Regional Manager
Michael E. Stamper	241,150	248,000
Vice President and Regional Manager

Because of our low stock price and poor TSR, the Committee decided to maintain Mr. Whitehead’s and Ms. Snyder’s 2012 base salaries at 2011 levels. The Committee increased Mr. Hartman’s 2012 base salary because it was significantly lower than the other CFOs in our 2011 Peer Group. The Committee increased Mr. Brooks’ 2012 base salary because of his promotion to Senior Vice President and the additional responsibilities he undertook following the consolidation of our Tulsa and Houston offices. Mr. Stamper received a cost-of-living increase.

In February 2012, the Committee granted the following annual incentive cash bonuses and long-term equity compensation awards to our NEOs relating to their performance in 2011:

Name and Principal Position	Cash Bonus ($)	Long-Term Compensation ($)
H. Baird Whitehead	135,000	943,000
President and Chief Executive Officer
Steven A. Hartman	75,000	455,000
Senior Vice President and Chief Financial Officer
Nancy M. Snyder	93,000	586,000
Executive Vice President, Chief Administrative Officer, General Counsel and Corporate Secretary
John A. Brooks	90,000	292,000
Senior Vice President and Regional Manager
Michael E. Stamper	48,230	177,000
Vice President and Regional Manager

The 2011-related long-term equity compensation awards for our NEOs were denominated in a dollar amount and paid out, in each case, 60% in performance-based restricted stock units payable in cash, 25% in time-based restricted stock units payable in shares and 15% in stock options under our Seventh Amended and Restated 1999 Employee Stock Incentive Plan, or the “Equity Plan.” For a description of each type of long-term equity compensation award granted with respect to 2011, see “Narrative Description of Equity Awards.” For information regarding long-term equity compensation awards granted in 2011 with respect to 2010, see “Summary Compensation Table,” “Grants of Plan Based Awards” and “Narrative Discussion of Equity Awards.”

Based on Frost’s analysis of oil and gas industry market studies published by Economic Research Institute and Mercer, general market information published by Towers Watson and the base salaries, target bonuses and long-term compensation opportunities of our 2011 Peer Group (as described in proxy statements and other periodic reports filed by companies in our 2011 Peer Group), Frost concluded that the total 2011 base salaries and 2011-related annual incentive cash bonuses and long-term equity compensation awards for our NEOs, as a group, were generally below market and below the 25th percentile of executive officers in our 2011 Peer Group with comparable experience, responsibilities and position within the organization. For a discussion of the relative position of each of our NEOs, see “—Individual Performance Metrics.”

Comparison Between 2010-Related and 2011-Related Annual Incentive Cash Bonus and Long-Term Equity Compensation Awards

The Committee’s increased focus on pay-for-performance is illustrated by the chart below, which shows the significant decrease in the amounts of annual incentive cash bonus and long-term equity compensation awarded to our CEO, our CFO and our CAO in February 2012 with respect to their performance in 2011 as compared to those awards made in February 2011 with respect to their performance in 2010 even though in both years our TSR was low on both an absolute and peer-relative basis. We did not include Messrs. Brooks and Stamper in this chart or in the chart on page 29 because they were not executive officers in 2010 and because their responsibilities, annual incentive cash bonuses and equity compensation targets and forms of equity compensation were not comparable in 2011 and 2012.

	Annual Cash Bonus			Value of Equity
	Awarded		Percent Change (%)	Awarded		Percent Change (%)
Name	2012 for 2011 ($)	2011 for 2010 ($)		2012 for 2011 ($)	2011 for 2010 ($)
H. Baird Whitehead	135,000	400,000	(66.3)	943,000	1,250,000	(24.6)
Steven A. Hartman	75,000	150,000	(50.0)	455,000	600,000	(24.2)
Nancy M. Snyder	93,000	300,000	(69.0)	586,000	850,000	(31.1)

These decreases in value of the annual incentive cash bonus and long-term equity compensation awards paid to our CEO, our CFO and our CAO are particularly significant given that:

•	In 2011, Mr. Whitehead’s responsibilities were expanded significantly when he was promoted from Executive Vice President and Chief Operating Officer to President and Chief Executive Officer.

•	In December 2010, Mr. Hartman’s responsibilities were expanded significantly when he was promoted from Vice President and Treasurer to Senior Vice President and Chief Financial Officer.

•

In 2011, Ms. Snyder’s responsibilities were expanded to include the management of our oil and gas marketing function in addition to our legal, human resources, information technology and corporate secretary functions.

•

As described below under “2011-Related Annual Incentive Cash Bonuses,” and “Individual Performance Metrics,” our 2011 cash bonus pool was calculated at 98% of target, and our CEO, our CFO and our CAO generally attained their individual performance metrics. Based on these facts, our CEO, our CFO and our CAO would have been eligible to receive their 2011-related annual incentive cash bonuses and long-term equity compensation awards at target levels. However, while the Committee considered these facts, it used its discretion to reduce those awards to amounts significantly below target due primarily to the deterioration in value of our stock price during 2011 and our low one-, three- and five-year peer relative TSRs.

•

We have never “repriced” or otherwise enhanced the value of any previously granted options or other equity to compensate our NEOs for the lost value of those historical grants even though that loss has been substantial and, in the Committee’s opinion, was caused in significant measure by plummeting natural gas prices and a volatile economy, both of which are out of the control of our NEOs. The following table shows the decrease in value of time-based restricted stock units and stock options awarded by the Committee to our CEO, our CFO and our CAO in 2011, 2010 and 2009:

Name	Year	Restricted Stock Unit and Stock Option Awards
		Aggregate Grant Date Fair Value ($) (1)	Aggregate Year-End 2011 Value ($) (2)	Percent Change (%)
H. Baird Whitehead	2011	1,249,990	294,521	(76.4)
	2010	849,990	128,867	(84.8)
	2009	1,025,008	301,479	(70.6)
Total		3,124,998	724,867	(76.8)
Steven A. Hartman (3)	2011	599,998	141,371	(76.4)
	2010	321,232	46,764	(84.8)
Total		921,320	188,135	(79.6)
Nancy M. Snyder	2011	850,002	200,277	(76.4)
	2010	487,499	73,910	(84.8)
	2009	552,496	162,501	(70.6)
Total		1,889,997	436,688	(76.8)

(1)	The values of restricted stock units and stock options were computed in accordance with FASB ASC Topic 718. The values of restricted stock units were based on the NYSE closing prices of our common stock on the dates of grant. The values of stock options were based on the Black-Scholes-Merton option-pricing formula. All of the stock options are currently underwater.
(2)	The values of restricted stock units were computed by multiplying the original number of restricted stock units granted by the NYSE closing price of our common stock on December 30, 2011. The values of stock options were computed by multiplying the original number of stock options granted by the value of such stock options on December 30, 2011 based on the Black-Scholes-Merton option-pricing formula.
(3)	Mr. Hartman was not an NEO in 2009.

Finally, in making its decisions about 2011-related compensation, the Committee recognized that we are increasingly at risk of losing NEOs and certain other key managers to other companies with which we compete for executive talent as our strategic transformation from a predominantly natural gas producer to a predominantly oil and NGL producer progresses in an extremely weak natural gas price environment. The Committee fully understood that many of the near-term changes in our business strategy likely will be realized in a higher stock price only over time.

2011-Related Annual Incentive Cash Bonuses

As required by the Incentive Award Guidelines, the Committee set the amounts of our NEOs’ annual incentive cash bonuses for service during 2011 based on the following factors:

•

Size of the Cash Bonus Pool and Cash Bonus Pool Metrics—In February 2011, the Committee set five equally weighted 2011 cash bonus pool performance metrics: net asset value, or “NAV,” per share, EBITDAX, reserves, production and cash costs per million cubic feet equivalent, or “Mcfe.” The Committee chose these particular metrics because the Committee believed that these metrics and their weightings and pay-out ranges would drive our near-term success and, therefore, our stock price over the long term. Frost also advised the Committee that these metrics are commonly used by our 2011 Peer Group, and by the oil and gas industry generally, to measure success. The following chart shows the 2011 target level, our actual level of achievement and the cash bonus pool payout percentage for each of these metrics:

Performance Metric	Target Performance	Actual Performance	Percent of Target Achieved	Payout Level Percent (1)
NAV per share (2)	$27.28	$23.76	87.1%	70%
EBITDAX (3)	$191.8 Million	$222.5 Million	116.0%	175%
Reserves	993.5 Bcfe	883.3 Bcfe	88.9%	75%
Production	54.1 Bcfe	46.6 Bcfe	86.0%	70%
Cash costs per Mcfe (4)	$2.39	$2.45	97.5%	100%

		Average	95.1%	98%

(1)	Represents the bonus pool payout percentage based on the percent of target achieved, as set forth in the Incentive Award Guidelines. See “Changes Made to the Bonus Pool Metrics for 2012” below.
(2)	NAV per share is defined as (x) the value of our oil and gas assets plus cash on hand minus our long-term debt, in each case as set forth in our audited 2011 financial statements, divided by (y) the weighted average total number of fully diluted shares of our common stock issued and outstanding during 2011.
(3)	EBITDAX is defined as earnings before interest, income taxes, depreciation, depletion and amortization expenses, exploration expenses, impairments and other non-cash losses or non-cash income, and excluding extraordinary gains or losses. For a reconciliation of this non-GAAP financial measure to GAAP-based measures, see Annex A to this Proxy Statement.
(4)	Cash costs per Mcfe is defined as (x) our cash lease operating, gathering, processing and transportation expenses, production and ad valorem taxes and general and administrative expenses, divided by (y) our production, in each case as set forth in our audited 2011 financial statements.

•

Our NEOs’ Annual Incentive Cash Bonus Targets—The Incentive Award Guidelines provide for annual incentive cash bonus targets for our NEOs as shown in the table below. These targets reflect our Committee’s philosophy that the NEOs’ annual incentive cash bonuses should be targeted to fall at approximately the 50th percentile of executive officers in our 2011 Peer Group with comparable experience, responsibilities and position within the organization. However, as discussed above and as shown in the chart below, even though we and our NEOs generally attained our target performance metrics, the 2011-related annual incentive cash bonuses paid to our NEOs fell significantly below the targeted amounts that our NEOs would have been eligible to receive. This reflects the Committee’s philosophy that, while peer information is useful, it is more important that incentive compensation be tied to performance, including our performance measured by metrics that may be different from those pre-established by the Committee at the beginning of each year, for example, stock price performance during 2011. See “Other Criteria” below for a discussion regarding the choice and effectiveness of our bonus pool performance metrics.

	Cash Bonus (% of Salary)
Name	Target	Eligible	Paid
H. Baird Whitehead	100	98	30
Steven A. Hartman	80	80	30
Nancy M. Snyder	80	80	30
John A. Brooks	50	48	36
Michael E. Stamper	50	46	20

•

Individual Performance Metrics—The Committee considered whether our NEOs met or exceeded their individual performance metrics, which had been approved by the Committee in February 2011. As stated above, our NEOs generally attained their target performance metrics, but the Committee awarded all of our NEOs annual incentive cash bonuses in amounts significantly lower than the amounts they would have been eligible to receive due principally to our low absolute and peer-relative TSR. This reflects the Committee’s increased focus on pay-for-performance, including in relation to TSR. A detailed description of the 2011-related individual performance metrics applicable to each NEO and a discussion of whether such NEO met or exceeded his or her 2011-related individual performance metrics are included below under “Individual Performance Metrics.”

•

Peer Comparison Data—As described above under “Our NEOs’ Annual Incentive Cash Bonus Targets,” our NEOs’ annual incentive cash bonus targets reflect the Committee’s philosophy that our NEOs’ annual incentive cash bonus awards should be targeted to fall at approximately the 50th percentile of executive officers in our 2011 Peer Group with comparable experience, responsibilities and position within the organization.

•

Other Criteria and Considerations—Although the 2011 cash bonus pool was calculated at 98% and our NEOs were generally successful in accomplishing their individual performance metrics, our stock price nevertheless declined during 2011, and our one-, three- and five-year TSRs are poor in relation to our 2011 Peer Group and on an absolute basis. As stated above under “Individual Performance Metrics,” the Committee considered this when awarding our NEOs’ 2011-related annual incentive cash bonuses and elected to lower each NEO’s cash bonus because of this deficiency.

Changes Made to Bonus Pool Performance Metrics for 2012

As stated above, our 2011 cash bonus pool was calculated at 98% of the target level, but our TSR and stock performance were poor during 2011. Given this disconnect, the Committee considered at length whether the types, weightings and pay-out ranges of our 2011 cash bonus pool performance metrics were appropriate. The Committee noted that, based on the advice of Frost, the 2011 performance metrics and weightings were typical in the oil and gas industry and would typically define a successful oil and gas exploration and production company.

The Committee also noted that the close correlation between the percentage of target achievement and the percentage of bonus pool achievement indicated that the pay-out ranges for the performance metrics were reasonable. Based on the foregoing, the Committee concluded that the types, weightings and pay-out ranges of our 2011 performance metrics were reasonable metrics for 2011 and that other factors, including the very low price of natural gas, which declined significantly during 2011, the capital cost of continuing our transition over time to oil and away from natural gas and liquidity issues, overshadowed our achievements and negatively affected our stock price.

In 2012, the Committee reviewed the types, weightings and pay-out ranges of our cash bonus pool performance metrics in light of what it determined to be the most important behaviors to drive in 2012 given 2011 results and our 2012 corporate goals and strategy. After considerable deliberation, and after discussion with Frost, the Committee decided to make the following changes to our cash bonus pool performance metrics for 2012:

•

We substituted drilling finding and development, or “F&D,” costs per Mcfe for proved reserves because, in 2011, our drilling costs tended to be higher than expected and drilling F&D costs take into account both reserve additions and the costs of those additions.

•	We adjusted the pay-out ranges for some of the performance metrics to make them more punitive for below-target performance and somewhat less rewarding for above-target performance.

•

We changed the relative weightings of the various performance metrics to emphasize production and drilling F&D costs, which we believe are the most important metrics for our business currently. The revised weightings are as follows:

•	Production (30%);

•

Drilling F&D costs per Mcfe (25%), defined as (x) capital costs related to development drilling and exploratory drilling, divided by (y) proved reserve extensions, discoveries and other additions as will be set forth in our audited 2012 financial statements;

•	EBITDAX (15%);

•	NAV per share (15%); and

•	Cash costs per Mcfe (15%).

2011-Related Long-Term Equity Compensation Awarded in 2012

We grant long-term equity compensation awards to our NEOs in February of each year, and the amounts of these awards are based, in significant part, on our NEOs’ performance in the prior calendar year and the expectation that our NEOs’ continuing services over time will facilitate the achievement of our corporate goals and objectives. As such, these awards are performance-based on both a historical basis, since the Committee looks to performance during the previous year to set the number of restricted stock units or stock options awarded, and a forward-looking basis, since (i) awards that vest over time will increase or decrease in value depending on our future stock price and (ii) awards that are paid out based on performance measures will pay at a much lower rate if our performance during the specified performance period is below expectations and at a higher rate if our performance is above expectations. The long-term equity compensation awards granted to our NEOs in February 2012, the amount which was determined based on their performance during 2011, are not reflected in the Summary Compensation Table. Rather, because SEC rules require us to report equity awards when granted, the Summary Compensation Table reflects long-term equity compensation awards granted in February 2011 with respect to our NEOs’ 2010 performance. Because of this “mismatch” of reported years in the Summary Compensation Table, it is not possible to determine total compensation paid with respect to 2011 by studying that table. For a chart showing total compensation paid with respect to 2011, see “Compensation Paid With Respect to 2011” below.

As required by the Incentive Award Guidelines, the Committee sets the amounts of the long-term equity compensation awards granted to our NEOs based on the following factors:

•	Our NEOs’ Target Equity Compensation Percentage—The following chart shows the target and actual long-term equity compensation percentages for our NEOs for their 2011 performance:

	Equity Compensation (% of Salary)
Name	Target	Eligible	Paid
H. Baird Whitehead	300-400	293-390	210
Steven A. Hartman	200-300	200-300	182
Nancy M. Snyder	200-300	200-300	189
John A. Brooks	150-300	145-290	116
Michael E. Stamper	150-300	138-276	73

•	Contribution to the Company—The relative importance to the success of our execution of our strategic objectives of retaining and incentivizing each NEO beyond the current year.

•

Other Factors—The Committee also considered whether our NEOs met or exceeded their individual performance metrics, peer comparison data and other criteria it deemed relevant, including our TSR, when granting our NEOs’ 2011-related long-term equity compensation awards. See “2011-Related Annual Cash Bonuses—“Individual Performance Metrics,” “Peer Comparison Data” and “Other Criteria.”

Individual Performance Metrics

The Incentive Award Guidelines require that the Committee set individual performance metrics for each NEO in the first quarter of each year. The following charts show the individual performance metrics applicable to each NEO for 2011 and the level of achievement of such NEO with respect to each metric:

MR. WHITEHEAD

Corporate Measures	Quantitative Criteria	Target Performance	Actual Performance	Percent of Target Achieved
Each weighted at 10%	NAV per share Production EBITDAX Reserves Cash costs per Mcfe	$27.28	$23.76	87.1%
		54.1 Bcfe	46.6 Bcfe	86.0%
		$191.8 MM	$222.5 MM	116.0%
		993.5 Bcfe	883.3 Bcfe	88.9%
		$2.39	$2.45	97.5%

			Total attainment	95% of 50%, or 47.5%

Individual Measures	Qualitative Measure	Actual Performance
Weighted 50% in the aggregate	Continue efforts to focus on transition to oil and NGLs:
	• Greater than 20% of 2011 production from oil and NGLs	28% of 2011 production was oil and NGLs
	• Test at least three Mid-Continent oil prospects	Completed

	Evaluate continuing a Mid-Continent exploration program	Evaluated and discontinued program temporarily due to technical problems; to be re-evaluated by new Vice President of Exploration
	Evaluate Marcellus Shale acreage	Drilled three wells that did not meet expectations

Individual Measures	Qualitative Measure	Actual Performance
	Evaluate Marcellus Shale acreage	Drilled three wells that did not meet expectations

	Continue analysis of Haynesville and horizontal Cotton Valley programs to determine when to resume drilling	Analysis completed

	Redefine strategy as needed to adjust to exploration results	Strategy redefined—capital spending to be focused on the oil-rich Eagle Ford Shale due to low gas prices or poor well results associated with other areas of operations; looking for an additional oil play

	• Preserve long-term natural gas position while growing oil and NGL production	Accomplished

	Explore the sale of non-core assets	Analysis complete; disposed of non-core Arkoma Basin assets

	Prepare for increased regulation by adopting best operating practices and meeting all federal and state regulations	Complied with all regulations—no regulatory fines; proactive in initiation of use of “green” fracking chemicals and use of flowback for fracking fluid, which reduces water use and costs

	Monitor near and long-term liquidity	Oversaw completion of $300 million senior notes offering and used proceeds to retire most of our $230 million of 2012 convertible notes

Oversaw completion of new $300 million revolving credit facility with lower interest and temporarily relaxed leverage covenant

Oversaw disposal of our non-core Arkoma Basin assets

	Plan for crew or equipment shortages and ensure timely well completion	Renewed contract for hydraulic fracturing services; no significant delays in well completions

	Ensure timely processing and transportation of natural gas in new play	Accomplished

Evaluate staffing needs taking into account anticipated growth:

	• Complete G&A study and implement results as appropriate	Study completed and $3 million per year to be saved as a result of staff reductions and the closing of our Tulsa office

Individual Measures	Qualitative Measure	Actual Performance
	Represent us to the investment community	Oversaw investor relations program, including our quarterly public teleconferences and 14 investor conferences, with approximately 170 “one-on-one” investor meetings, six sales force presentations and two road shows held during 2011

	Create environment that encourages compliance with best practices in corporate governance	We have an excellent corporate governance structure and the necessity for such a structure is routinely communicated to employees by management

	Derive a CEO succession plan	Succession plan and internal candidates reviewed with the Board

	Total attainment	100% of 50%, or 50%

As shown above, the Committee concluded that Mr. Whitehead’s level of attainment of his individual performance metrics was 47.5% for his quantitative metrics and 50% for his qualitative metrics, or a total of 97.5%. Given this performance and a 2011 cash bonus pool which was computed at 98%, Mr. Whitehead would have been eligible to receive annual incentive cash bonus and long-term equity compensation awards at approximately target level (his target bonus was 100% of his 2011 salary, or $450,000, and his target long-term equity compensation award was 300 – 400% of his 2011 salary, or $1,350,000 – $1,800,000). However, in addition to considering Mr. Whitehead’s performance and his importance to the Company’s future success, the Committee focused on the deterioration in our stock price over the year and our low peer-relative TSR when determining his 2011-related incentive compensation. As a result, the Committee awarded Mr. Whitehead a 2011-related incentive cash bonus of $135,000, or 30% of his target, and 2011-related long-term equity compensation valued at $943,000, or 60% of the mid-point of his target range. The Committee believes, and Frost’s data confirms, that the amount of 2011-related annual incentive cash bonus awarded to Mr. Whitehead fell well below the 25th percentile of CEOs in our 2011 Peer Group and that the amount of 2011-related long-term equity compensation award to Mr. Whitehead fell between the 25th and 50th percentiles of CEOs in our 2011 Peer Group.

MR. HARTMAN

Corporate Measures	Quantitative Criteria	Target Performance	Actual Performance	Percent of Target Achieved
Each weighted at 13.33%	NAV per share EBITDAX Cash costs per Mcfe	$27.28	$23.76	87.1%
		$191.8 MM	$222.5 MM	116.0%
		$2.39	$2.45	97.5%

			Total attainment	100% of 40%, or 40%

Individual Measures	Qualitative Measure	Actual Performance
Weighted 60% in the aggregate	Adjust capital structure as needed to position us to meet our future growth objectives	Completed refinancing of our revolving credit facility and 2012 convertible notes; no debt maturities until 2016, which helps ease liquidity concerns

	Establish liquidity targets and enforce fiscal discipline needed to maintain them	Completed

Individual Measures	Qualitative Measure	Actual Performance
	Refinance our revolving credit facility	Accomplished in August 2011

	Refinance our 2012 convertible notes	Accomplished in March and April 2011

-	Overall responsibility for accounting tax, internal audit, treasury and non-medical insurance	Set the proper tone for SOX compliance and financial best practices
Kept outside auditor and internal audit fees under budget

Improved financial reporting process

	Oversee planning department, improve or develop a suite of models to provide timely information to senior management and the operating vice presidents	Improved frequency and quality of financial, operational and acquisition/disposition modeling and reporting

	Assist in implementing cost control policy and measures	Developed and analyzed the results of our G&A study

Implemented a reporting package to better track capital and operating expenses

	Oversee hedging policy continuing to adapt to market conditions and our needs	Hedging program resulted in approximately $23 million in cash settlements in 2011

Unwound our interest rate swap for a $2.9 million profit

Hedged a significant portion of expected volumes at attractive prices

	Continue to assist with the integration of the SAP system into our everyday operations	Used SAP to develop monthly operational and financial reporting packages

	Oversee the final phases of the transition from PVG/PVR with respect to taxes and accounting	Accomplished

	Evaluate and assist in restructuring our asset portfolio as needed	Analyzed and assisted in our acquisitions of oil properties and dispositions of non-core assets

	Participate in formulating our strategy and long range plans	Accomplished

	Total attainment	100% of 60%, or 60%

As shown above, the Committee concluded that Mr. Hartman’s level of attainment of his individual performance metrics was 40% for his quantitative metrics and 60% for his qualitative metrics, or a total of 100%. Given this performance and a 2011 cash bonus pool which was computed at 98%, Mr. Hartman would have been eligible to receive annual incentive cash bonus and long-term equity compensation awards at approximately target level (his target bonus was 80% of his 2011 salary, or $200,000, and his target long-term equity compensation award was 200 – 300% of his 2011 salary, or $500,000 – $750,000). However, in addition to considering Mr. Hartman’s performance and his importance to the Company’s future success, the Committee again focused on our stock price and TSR when determining his 2011-related incentive compensation. As a result, the Committee awarded Mr. Hartman a 2011-related incentive cash bonus of $75,000, or 30% of his target, and 2011-related long-term equity compensation valued at $455,000, or 73% of the mid-point of his target range. The Committee believes, and Frost’s data confirms, that the amount of 2011-related annual incentive cash bonus awarded to Mr. Hartman fell well below the 25th percentile of CFOs in our 2011 Peer Group and that the amount of 2011-related long-term equity compensation awarded to Mr. Hartman fell between the 25th and 50th percentiles of CFOs in our 2011 Peer Group.

MS. SNYDER

Corporate Measures	Quantitative Criteria	Target Performance	Actual Performance	Percent of Target Achieved
Each weighted at 13.33%	NAV per share EBITDAX Cash costs per Mcfe	$27.28	$23.76	87.1%
		$191.8 MM	$222.5 MM	116.0%
		$2.39	$2.45	97.5%
			Total attainment	100% of 40%, or 40%

Individual Measures	Qualitative Measure	Actual Performance
Weighted 60% in the aggregate	Serve as key negotiator in acquisitions and dispositions	Oversaw the negotiation and documentation of two Eagle Ford Shale acquisitions and four dispositions of non-core assets

	Direct negotiations and policies involving public offerings and similar transactions from a legal and business perspective	Oversaw the negotiation and documentation of the tender offer for our $230 million of 2012 convertible notes and our public offering of $300 million of new senior notes

	Assist in negotiating bank, insurance and related financing matters as needed	Directed negotiation of new $300 million revolving credit facility

Participated with our CFO in the renewal of our directors’ and officers’ liability insurance

Oversaw the restructuring of intercompany loans and the preparation of intercompany credit agreements

	Oversee SEC, NYSE and related compliance and governance	Oversaw legal aspects of Form 10-K and Form 10-Q filings and the preparation and filing of 20 Forms 8-K and 52 Forms 3 and 4

Oversaw preparation, review and revision of corporate governance documents

	Select and oversee outside counsel, direct in-house legal staff and serve as our General Counsel and Corporate Secretary	Oversaw all outside litigation and dispute-related work, transactional work and day-to-day contractual matters, periodic filings and governance documents

Individual Measures	Qualitative Measure	Actual Performance
Oversaw preparation of board and committee meeting agendas and prepared over 31 sets of board and committee minutes

Oversaw administration of equity plans and equity awards and director compensation

	Participate in formulating our strategy and long range plans	Accomplished

	Oversee and direct the human resources (HR) function	Stayed apprise of and oversaw or directed, on an on-going basis all HR-related matters

Served as Company contact for independent compensation consultant

Conducted analyses regarding peer compensation matters

Communicated with investors regarding equity compensation and say-on-pay matters

	Oversee and direct information technology (IT) function	Assisted in integrating SAP into our everyday operations and procedures

Oversaw several IT projects, including the installation of a new oil and gas marketing system

	Other considerations	Beginning in September 2011, oversaw oil and gas marketing function

	Total attainment	100% of 60%, or 60%

As shown above, the Committee concluded that Ms. Snyder’s level of attainment of her individual performance metrics was 40% for her quantitative metrics and 60% for her qualitative metrics, or a total of 100%. Given this performance and a 2011 cash bonus pool which was computed at 98%, Ms. Snyder would have been eligible to receive annual incentive cash bonus and long-term equity compensation awards at approximately target level (her target bonus was 80% of her 2011 salary, or $248,000, and her target long-term equity compensation award was 200 – 300% of her 2011 salary, or $620,000 – $930,000). However, in addition to considering Ms. Snyder’s performance and her importance to the Company’s future success, the Committee again focused on our stock price and TSR when determining her 2011-related incentive compensation. As a result, the Committee awarded Ms. Snyder a 2011-related incentive cash bonus of $93,000, or 30% of target, and 2011-related long-term equity compensation valued at $586,000, or 94% of target. The Committee believes, and Frost’s data confirms, that the amount of 2011-related annual incentive cash bonus awarded to Ms. Snyder fell well below the 25th percentile of executives in our 2011 Peer Group with comparable experience, responsibilities and position within the organization and that the amount of 2011-related equity compensation awarded to Ms. Snyder fell between the 25th and 50th percentiles of such executives.

MR. BROOKS

Corporate Measures	Quantitative Criteria	Target Performance	Actual Performance	Percent of Target Achieved

Each weighted at 12.5%	Region production	16.1 Bcfe	17.9 Bcfe	111.2%
	LOE per Mcfe (1)	$0.88	$0.87	101.1%
	G&A per Mcfe (2)	$0.50	$0.49	102.0%
	F&D per Mcfe (3)	$5.90	$8.39	57.8%

			Total attainment	93% of 50%, or 46.5%

(1)	LOE per Mcfe is defined as (x) our lease operating expenses for the applicable region, divided by (y) our production for such region.
(2)	G&A per Mcfe is defined as (x) our general and administrative expenses for the applicable region, divided by (y) our production for such region.
(3)	F&D per Mcfe is defined as (x) our capital costs related to development drilling, exploration drilling, seismic, lease acquisitions and pipeline and gathering facilities for the applicable region, divided by (y) our proved reserve additions minus our reserve revisions for such region.

Individual Measures	Qualitative Measure	Actual Performance

Weighted 50% in the aggregate	Execute Eagle Ford Shale drilling program	Executed a very successful Eagle Ford Shale drilling program; drilled 32 gross (26.7 net) wells; we had no production in Eagle Ford in 2010, but Eagle Ford represented approximately 10% of total 2011 production and 24% of total 2011 revenues

	Increase our Eagle Ford Shale acreage	Increased Eagle Ford Shale acreage to approximately 15,100 net acres; entered into an agreement with a major oil and gas company under which we have the opportunity to further increase our Eagle Ford Shale acreage position to approximately 23,100 net acres

	Rationalize current East Texas headcount to determine appropriate staffing level	Reduced East Texas personnel

	Assist planning department with tracking capital spending, expenditures and production	Improvement necessary

	Other considerations	Assumed responsibility for our Mid-Continent operations with minimal additional personnel

	Total attainment	100% of 50%, or 50%

As shown above, the Committee concluded that Mr. Brooks’ level of attainment of his individual performance metrics was 46.5% for his quantitative metrics and 50% for his qualitative metrics, or a total of 96.5%. Given this performance and a 2011 cash bonus pool which was computed at 98%, Mr. Brooks would have been eligible to receive annual incentive cash bonus and long-term equity compensation awards at 96.5% of target level (his target bonus was 50% of his 2011 salary, or $125,500, and his target long-term equity compensation award was 150 – 300% of his 2011 salary, or $376,000 – $753,000). The Committee acknowledged Mr. Brooks’ performance, including his efforts in the success of our important Eagle Ford Shale program; however, the Committee also focused again on our stock price and TSR as well as the improvement needed in assisting with the tracking of capital spending. As a result, the Committee awarded Mr. Brooks a 2011-related incentive cash bonus of $90,000, or 36% of his target, and 2011-related long-term equity compensation valued at $292,000, or 52% of the mid-point of his target range. The Committee believes, and Frost’s data confirms, that the amount of 2011-related annual incentive cash bonus and long-term equity compensation awarded to Mr. Brooks fell below the 25th percentile of executives in our 2011 Peer Group with comparable experience, responsibilities and position within the organization.

MR. STAMPER

Corporate Measures	Quantitative Criteria	Target Performance	Actual Performance	Percent of Target Achieved
Each weighted at 12.5%	Production	16.6 Bcfe	15.6 Bcfe	94.0%
	LOE per Mcfe	$1.42	$1.44	98.6%
	G&A per Mcfe	$0.37	$0.32	113.5%
	F&D per Mcfe	$2.12	$1.51	128.8%

			Total attainment	109% of 50%, or 54.5%

Individual Measures	Qualitative Measure	Actual Performance
Weighted 50% in the aggregate	Complete the staffing requirements for the Canonsburg office	Accomplished

	Complete the Marcellus Shale drilling program to evaluate our position	Drilling suspended based on the results of first three wells drilled; drilling and completion costs high

	Zero notices of violation associated with our Marcellus Shale drilling program	Accomplished

	Complete the timely tie-in of our Marcellus Shale wells and assist in the evaluation of a midstream arrangement to complete the project	Did not meet the anticipated timing due to both Company and third party issues

	Assist with the evaluation of selling non-core assets	Accomplished

	Continue with the optimization of drilling Marcellus Shale wells so that drilling and completions costs decrease 10% throughout the year	Measure was not taken into account because of the abandonment of further drilling

	Total attainment	75% of 50%, or 37.5%

As shown above, the Committee concluded that Mr. Stamper’s level of attainment of his individual performance metrics was 54.5% for his quantitative metrics and 37.5% for his qualitative metrics, or a total of 92%. Given this performance and a 2011 cash bonus pool which was computed at 98%, Mr. Stamper would have been eligible to receive annual incentive cash bonus and long-term equity compensation awards at 92% of target level (his target bonus was 50% of his 2011 salary, or $120,575, and his target long-term equity award was 150 – 300% of his 2011 salary, or $361,725 – $723,450). Based on this performance as well as our stock price and TSR the Committee awarded Mr. Stamper a 2011-related incentive cash bonus of $77,000, or 64% of his target, and 2011-related long-term equity compensation valued at $177,000, or 33%, of the mid-point of his target range.

The Committee believes, and Frost’s data confirms, that the amount of 2011-related annual incentive cash bonus awarded to Mr. Stamper fell at approximately the 25th percentile of executives in our 2011 Peer Group with comparable experience, responsibilities and position within the organization and that the long-term equity compensation awarded to Mr. Stamper fell well below the 25th percentile of such executives.

Compensation Paid With Respect to 2011

As noted above, the 2011 compensation reflected in the Summary Compensation Table includes long-term equity compensation awards made in 2011 with respect to performance in 2010. The following table shows compensation paid with respect to 2011, including the long-term equity compensation awards granted in February 2012, based on the performance metrics described above:

Name and Principal Position	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($) (1)	All Other Compensation ($)	Total ($)
H. Baird Whitehead	450,000	135,000	235,750	141,450	565,800	39,600	1,567,600
President and Chief Executive Officer

Steven A. Hartman	250,000	75,000	113,750	68,250	273,000	36,000	816,000
Senior Vice President and Chief Financial Officer

Nancy M. Snyder	310,000	93,000	146,500	87,900	351,600	39,600	1,028,600
Executive Vice President, Chief Administrative Officer, General Counsel and Corporate Secretary

John A. Brooks	251,000	90,000	73,000	43,800	175,200	36,000	669,000
Senior Vice President and Regional Manager

Michael E. Stamper	241,150	48,230	44,250	26,550	106,200	35,769	502,149
Vice President and Regional Manager

(1)	Reflects target amounts for performance-based restricted stock units which vest in 2015 if we meet certain TSR-related criteria. See “Narrative Description of Equity Awards.”

Compensation Risk Assessment

We believe that any risks associated with our compensation policies and practices are mitigated in large part by the following factors and, therefore, that no such risks are likely to have a material adverse effect on us:

•	We pay a mix of compensation which includes near-term cash and long-term equity based compensation.

•

We base our annual incentive cash bonus and long-term equity compensation awards on several different performance metrics, which discourages our employees from placing undue emphasis on any one metric or aspect of our business at the expense of others.

•	We believe that our performance metrics are reasonably challenging, yet should not require undue risk-taking to achieve.

•	Our performance metrics include quantitative financial and operational metrics as well as qualitative metrics related to our operations, strategy and other aspects of our business.

•

The performance periods in our new performance-based restricted stock units overlap, and our stock options and time-based restricted stock units vest over a three-year period. This mitigates the motivation to maximize performance in any one period at the expense of others.

•	Our NEOs are required to own our stock as provided in our Executive Stock Ownership Guidelines.

•	We believe that we have an effective management process for developing and executing our short-and long-term business plans.

•	Our compensation policies and programs are overseen by the Committee.

•	The Committee retains an independent compensation consultant.

Executive Stock Ownership Guidelines

We require our executive officers to own shares of our common stock valued at four times base salary, in the case of our CEO, and two times base salary, in the case of our other executive officers. As of December 31, 2011, Mr. Whitehead and Ms. Snyder were in compliance with these requirements. Messrs. Hartman, Brooks and Stamper, who became executive officers recently, did not, on December 31, 2011, own shares of stock valued at the amount required by the ownership guidelines; however, they are in compliance with the guidelines since, under the guidelines, they have until December 31, 2014 in Mr. Hartman’s case, and December 31, 2016 in each of Mr. Brooks’ and Mr. Stamper’s case, to meet the guidelines.

Internal Pay Equity at Our Company

As discussed above, the Committee believes that comparing our NEOs’ compensation to that of our peers is necessary to assess the overall competitiveness of our compensation programs. However, the Committee also believes that our compensation programs must be internally consistent and equitable.

In implementing this philosophy, the Committee discussed with our Vice President, Human Resources a study conducted by our human resources department which compared our CEO’s total 2011 annual compensation to the median total 2011 annual compensation of all of our other employees. For this purpose, total compensation included 2011 salary, 2011-related cash bonus and the value of equity awards granted in February 2011, except that we annualized the increase in our CEO’s 2011 salary which was awarded at the time he became CEO in May 2011. Our 2011-related study demonstrated that, for 2011, our CEO’s total annual compensation was approximately 19 times greater than the median total annual compensation of all of our employees. The Committee felt that these results reflected an appropriate differential in executive compensation given the wide range of responsibilities and accountability of our CEO and our other employees.

Policy Prohibiting Hedging

We believe that derivative transactions, including puts, calls and options, for our securities carry a high risk of inadvertent securities laws violations and also could afford the opportunity for our employees and directors to profit from a market view that is adverse to us. For these reasons, we prohibit our employees and directors from engaging in any type of derivative transaction in respect of our securities.

Tax Implications

Section 162(m) of the Internal Revenue Code generally precludes a publicly held company from taking a federal income tax deduction for compensation paid in excess of $1 million per year to certain covered officers. Under this section, compensation that qualifies as performance-based is excludable in determining what compensation amount qualifies for tax deductibility. Covered officers include each of our NEOs, except our CFO.

Our Committee considers our ability to fully deduct compensation in accordance with the $1 million dollar limitations of Section 162(m) in structuring our compensation programs. However, our Committee retains the authority to authorize the payment of compensation that may not be deductible if it believes such payments would be in our best interests and the best interests of our shareholders. In 2011, one of our NEO’s compensation exceeded by approximately $362,000 the $1 million deductibility limit for purposes of Section 162(m).

The Committee will continue to consider ways to maximize the deductibility of executive compensation while retaining the flexibility to compensate executive officers in a manner deemed appropriate relative to their performance and to competitive compensation levels and practices at peer companies.

Compensation and Benefits Committee Report

Under the rules established by the SEC, we are required to discuss the compensation and benefits of our executive officers, including our CEO, our CFO and our other NEOs. The Compensation and Benefits Committee is furnishing the following report in fulfillment of the SEC’s requirements.

The Compensation and Benefits Committee has reviewed the information contained above under the heading “Compensation Discussion and Analysis” and has discussed the Compensation Discussion and Analysis with management. Based upon its review and discussions with management, the Compensation and Benefits Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation and Benefits Committee

John U. Clarke (Chairman)

Robert Garrett

Steven W. Krablin

Philippe van Marcke de Lummen

Gary K. Wright

Summary Compensation Table

The following table sets forth the compensation paid, during or with respect to the years ended December 31, 2011, 2010 and 2009, to our CEO, our former CEO, our CFO and our three other executive officers for services rendered to us and our subsidiaries:

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (1) (2)	Option Awards ($) (2) (3)	All Other Compensation ($) (4)	Total ($)
H. Baird Whitehead	2011	450,000	135,000	624,993	624,997	39,600	1,874,590
President and Chief Executive Officer	2010	350,000	400,000	424,992	424,998	39,600	1,639,590
	2009	325,000	325,000	512,507	512,501	39,750	1,714,758

A. James Dearlove	2011	168,493	—	—	—	18,769	187,262
Former Chief Executive Officer (5)	2010	500,000	2,000,000	975,746	524,246	39,600	4,039,592
	2009	450,000	500,000	1,400,005	600,000	39,750	2,989,755

Steven A. Hartman	2011	250,000	75,000	300,001	299,997	36,000	960,998
Senior Vice President and Chief Financial Officer	2010	176,011	150,000	142,967	232,732	30,728	732,438

Nancy M. Snyder	2011	310,000	93,000	425,003	424,999	39,600	1,292,602
Executive Vice President, Chief	2010	300,000	300,000	506,244	243,748	39,600	1,389,592
Administrative Officer, General Counsel and Corporate Secretary	2009	265,000	240,000	573,750	276,250	39,750	1,394,750

John A. Brooks	2011	251,000	90,000	—	299,997	36,000	676,997
Senior Vice President and Regional Manager

Michael E. Stamper	2011	241,150	48,230	—	229,998	35,769	555,147
Vice President and Regional Manager

(1)	Represents the aggregate grant date fair value of time-based restricted stock units granted by the Committee to our NEOs in consideration for services rendered to us and phantom units granted by the Compensation and Benefits Committee of the general partner of Penn Virginia Resource Partners, L.P. to certain of our NEOs in consideration for services rendered to PVR (2010 and 2009 only). These amounts were computed in accordance with FASB ASC Topic 718 and were based on the NYSE closing prices of our common stock and PVR’s common units on the dates of grant. See Note 14 in the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2011.
(2)	This Summary Compensation Table does not reflect the values of equity awards most recently granted in February 2012 with respect to 2011 performance. See the last paragraph under “Summary Compensation Table,” “Executive Compensation—Changes to Our Compensation Practices Since the 2011 Say-on-Pay Vote—Increased Focus on Performance-Based Compensation” and “Executive Compensation—Compensation Paid with Respect to 2011.”
(3)	Represents the aggregate grant date fair value of stock options granted by the Committee to our NEOs in consideration for services rendered to us. These amounts were computed in accordance with FASB ASC Topic 718 and were based on the Black-Scholes-Merton option-pricing formula. For a description of the assumptions used under the Black-Scholes-Merton option-pricing formula, see Note 14 in the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2011.
(4)	Reflects (i) amounts paid by us for automobile allowances, executive health exams and (2009 only) gym memberships and (ii) our matching and other contributions to our NEOs’ 401(k) Plan accounts. We contributed the following amounts to the 401(k) Plan accounts of our NEOs in 2011, 2010 and 2009:

Name	2011	2010	2009
Whitehead	$17,200	$17,200	$17,200
Dearlove	8,269	17,200	17,200
Hartman	17,200	13,028
Snyder	17,200	17,200	17,200
Brooks	17,200
Stamper	16,969

(5)	Mr. Dearlove retired effective as of May 4, 2011. The amounts shown for Mr. Dearlove for 2011 reflect amounts paid to Mr. Dearlove through May 4, 2011.

The cash components of our executive compensation consist of a base salary and the opportunity to earn an annual cash bonus. See “Compensation Discussion and Analysis—Elements of Compensation.” Messrs. Dearlove and Hartman and Ms. Snyder rendered a portion of their services to our former affiliates, Penn Virginia Resource Partners, L.P., or “PVR,” and Penn Virginia GP Holdings, L.P. or “PVG,” during 2010 and 2009. PVR and PVG were responsible for reimbursing to us that portion of those NEOs’ compensation related to the services they performed for PVR and PVG. The specific portions of compensation reimbursed to us by PVR and PVG were determined based on the portion of professional time devoted by each NEO to PVR and PVG. The amounts of salary and bonus reflected in the Summary Compensation Table above for Messrs. Dearlove and Hartman and Ms. Snyder in 2010 and 2009 include amounts paid by us in consideration for services rendered to us as well as amounts reimbursed by PVR and PVG in consideration for services rendered to PVR and PVG. We disposed of all of our interests in PVR and PVG on June 7, 2010. Messrs. Whitehead, Brooks and Stamper devoted all of their professional time to us in the years shown above.

For 2011, 2010 and 2009, the equity component of our executive compensation program consisted of the opportunity to earn awards of time-based restricted stock units, or “time-based units,” or stock options from us and, prior to our divestiture of PVR and PVG, awards of phantom units from PVR. Like the cash component of executive compensation, that portion of the value of each NEO’s equity-based compensation granted by us, PVR or PVG depended on the portion of professional time that each NEO devoted to us, PVR and PVG. The values of the stock awards reflected in the Summary Compensation Table above for Messrs. Dearlove and Hartman and Ms. Snyder in 2010 and 2009 include the values of time-based unit awards granted by the Committee and phantom unit awards granted by the Compensation and Benefits Committee of the general partner of PVR. See “—Narrative Discussion of Equity Awards” for a description of our performance-based restricted stock units, which were added as an additional form of equity compensation in 2012.

We pay long-term equity compensation awards to our NEOs in February of each year, the amounts of which are based on their performance in the prior calendar year. In accordance with SEC rules, we are required to report equity compensation awards for the year in which they are granted, not for the year to which they relate. Consequently, the amounts included in the table above under the columns “Stock Awards” and “Option Awards” for the years 2011, 2010 and 2009 reflect equity compensation awards made with respect to our NEOs’ performance in 2010, 2009 and 2008. Accordingly, the amounts shown as 2011 stock and option awards are actually 2010-related equity compensation awards that were granted in February 2011. For a discussion of our NEOs’ 2010-related equity compensation awards, see our 2011 Proxy Statement. Our NEOs’ 2011-related equity compensation awards are not shown in the table above and will be reported as 2012 equity compensation in our 2013 Proxy Statement. For a discussion of our NEOs’ 2011-related equity compensation awards, see “Compensation Discussion and Analysis—2011-Related Executive Compensation.” For a discussion regarding the significant decrease in long-term equity compensation awarded in February 2012 as compared to February 2011, see “Compensation Discussion and Analysis—Comparison Between 2010-Related and 2011-Related Annual Incentive Cash Bonus and Long-Term Equity Compensation Awards.”

Grants of Plan-Based Awards

The following table sets forth the grant date and number of all restricted stock units and stock options, and the exercise price of all stock options, granted to our NEOs in 2011 by the Committee, all of which were with respect to services rendered to us in 2010:

2011 Grants of Plan-Based Awards

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (#) (1)	All Other Option Awards: Number of Securities Underlying Options (#) (2)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($) (3)
H. Baird Whitehead	February 17, 2011	36,464			624,993
	February 17, 2011		84,688	17.14	624,997

A. James Dearlove	N/A	N/A	N/A	N/A	N/A

Steven A. Hartman	February 17, 2011	17,503			300,001
	February 17, 2011		40,650	17.14	299,997

Nancy M. Snyder	February 17, 2011	24,796			425,003
	February 17, 2011		57,588	17.14	424,999

John A. Brooks	February 17, 2011		40,650	17.14	299,997

Michael E. Stamper	February 17, 2011		31,165	17.14	229,998

(1)	These were awards of time-based units granted under the Equity Plan.
(2)	These were awards of stock options granted under the Equity Plan.
(3)	The grant date fair value of the time-based units was calculated using a per share price of $17.14, which was the NYSE closing price of our common stock on the grant date. The grant date fair value of the stock options was calculated using a per option value of $7.38, which was the value of the options on the grant date using the Black-Scholes-Merton option-pricing formula.

Narrative Discussion of Equity Awards

We granted stock options to our all of our NEOs in 2009 and 2010 and to all of our NEOs, other than Mr. Dearlove, in 2011. The values of our stock options reflected in the Summary Compensation Table and the Grants of Plan-Based Awards Table were computed using the Black-Scholes-Merton option-pricing formula. For a description of the assumptions used under the Black-Scholes-Merton option-pricing formula, see Note 14 in the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2011. The exercise price of a stock option will be the NYSE closing price of our common stock on the date the stock option is awarded. Stock options will be exercisable as determined by the Committee and specified in an award agreement; however, no stock option is exercisable before one year from the date of grant, unless otherwise determined by the Committee, or after 10 years from the date of grant unless (i) the optionee’s employment terminates for any reason other than cause, death, disability or retirement as provided in (iv) below, in which event all unvested options are forfeited and all vested options immediately become exercisable and remain exercisable until the earlier of (A) 90 days after the date of such termination or (B) 10 years after the grant date, (ii) we terminate the optionee’s employment for cause, in which event all such options are forfeited, (iii) the optionee dies or becomes disabled, in which event all such options immediately become exercisable and remain exercisable until the earlier of (A) one year after the date of death or disability or (B) 10 years after the grant date, (iv) the optionee retires after reaching age 62 and completing 10 years of consecutive service with us or our affiliate, in which event all such options immediately become exercisable and remain exercisable until

10 years after the grant date (or, if the optionee dies during this period, as provided in (ii) above), or (v) there occurs a change in control of us, in which event all such options become immediately exercisable and remain exercisable for three years or until the end of their term, whichever is less. The exercise price for a stock option must be paid in full at the time of exercise. Payment must be made in cash or, subject to the approval of the Committee, in shares of our common stock valued at their fair market value, or a combination thereof. Any taxes required to be withheld must also be paid at the time of exercise. An optionee may enter into an agreement with a brokerage firm acceptable to us whereby the optionee will simultaneously exercise the stock option and sell the shares acquired thereby and the brokerage firm executing the sale will remit to us from the proceeds of sale the exercise price of the shares as to which the stock option has been exercised as well as the required amount of withholding. All stock options ever granted to our NEOs have a 10-year term. All stock options granted to our NEOs since 2004 vest over a three-year period, with one-third becoming exercisable on each of the first, second and third anniversaries of the grant date unless forfeited or earlier vested in accordance with their terms.

We granted time-based units to Messrs. Whitehead and Dearlove and Ms. Snyder in 2009, to Messrs. Whitehead, Dearlove and Hartman and Ms. Snyder in 2010 and to Messrs. Whitehead and Hartman and Ms. Snyder in 2011. The values of our time-based units reflected in the Summary Compensation Table and the Grants of Plan-Based Awards Table were based on the NYSE closing prices of our common stock on the dates of grant. Time-based unit awards represent the right to receive shares of our common stock or an amount of cash equal to the fair market value of our shares of common stock, as determined by the Committee and subject to the termination of the restriction period relating to such restricted stock units. The restriction periods for time-based units will terminate as determined by the Committee and evidenced in an award agreement; however, restriction periods will not terminate before one year or after five years after the date of grant unless (i) the grantee’s employment terminates for any reason other than death or disability, in which event any unvested time-based units are forfeited unless otherwise determined by the Committee and specified in the award agreement, or (ii) the grantee dies, becomes disabled or becomes retirement eligible, which is defined as reaching age 62 and completing 10 years of consecutive service with us or our affiliate, or there occurs a change in control of us, in which events all restrictions terminate. Payments with respect to time-based unit awards will be made in cash, shares or any combination thereof, as determined by the Committee. The Committee may grant dividend equivalent rights in tandem with time-based unit awards. All time-based units ever granted to our NEOs vest over a three-year period, with one-third of each award vesting on the first, second and third anniversaries of the grant date unless forfeited or earlier vested in accordance with their terms. All time-based units ever granted to our NEOs provide that payments on such time-based units will be made in shares (or, at the request of the restricted stock unitholder and upon the approval of the Committee, an amount of cash equal to the fair market value of our shares) at the time of vesting, unless vesting occurs early on account of becoming retirement eligible, in which event payments will be made when such time-based units would have originally vested, even if that is after retirement. The Committee has granted dividend equivalent rights in tandem with all time-based unit awards.

In February 2012, the Committee granted performance-based restricted stock units, or “performance units,” to our NEOs under the Equity Plan. The performance units cliff vest on the third anniversary of the date of grant and are paid based on the relative ranking of our TSR as compared to the TSR of our 2011 Peer Group with respect to each of a one-year, two-year and three-year performance period, in each case commencing on the date of grant. The performance units are payable solely in cash. The amount of cash payable with respect to performance units is equal to the sum of the payout values for each of the three performance periods. The payout value for each performance period is equal to one-third of the vested performance units, multiplied by the value of our common stock at the end of the applicable performance period (calculated as the average of the closing prices of our common stock on the 20 trading days immediately preceding the last day of the applicable performance period), multiplied by the applicable percentage corresponding to the relative ranking of our TSR for the applicable performance period. The applicable percentages range from 0% to 200%. The “target” percentage is 100% and corresponds to our TSR ranking in the 60th percentile of our 2011 Peer Group. The performance units will not have any value unless our TSR ranking is in at least the 40th percentile of our 2011 Peer Group, and our TSR ranking must be in at least the 80th percentile of our 2011 Peer Group for the performance units to pay out at the 200% maximum.

Except as noted below, if the grantee’s employment terminates for any reason prior to the third anniversary of the grant date, then the grantee’s performance units will be forfeited and no cash will be payable with respect to the performance units. If the grantee is or becomes retirement eligible, which is defined as reaching age 62 and completing 10 years of consecutive service with us or our affiliate, and his or her employment terminates for any reason other than cause prior to third anniversary of the grant date, then all of the grantee’s performance units will vest and become payable in the amounts and at the time that the performance units would have otherwise vested and been payable. If the grantee dies or becomes disabled prior to the third anniversary of the grant date, a pro-rated share (based on the number of days employed during the three-year vesting period) of the performance units will vest and the grantee will be paid for such performance units at the target percentage at the end of the original three-year vesting period. In the event of a change in control of us, all of the grantee’s performance units will immediately vest and the grantee will be paid for such performance units following the change in control at the target percentage (regardless of our actual relative TSR ranking) and using the value of our common stock on the effective date of the change in control (calculated as the closing price of our common stock on the effective date of the change of control).

PVR granted phantom units to Messrs. Dearlove and Hartman and Ms. Snyder in 2009 and 2010. The values of PVR’s phantom units reflected in the Summary Compensation Table were based on the NYSE closing prices of PVR’s common units on the dates of grant. All of the unvested phantom units granted by PVR vested upon our divestiture of PVR and PVG on June 7, 2010.

The Committee grants annual compensation-related stock options, time-based units or performance units during the first quarter of each year upon conclusion of its analysis of executive compensation with respect to the preceding year. The timing of the Committee’s stock option grants to our NEOs is consistent with the timing of stock option grants to other employees. The Committee generally grants stock options from time to time in connection with the hiring, promotion or retention of employees, and it has in the past, and may in the future, grant time-based units or performance units in connection with such events. The Committee may also consider grants at such other times as it may deem appropriate.

During 2011, we paid quarterly dividends of $0.05625 per share on each time-based unit. The dividends were paid at the same times and in the same amounts as dividends paid to the other holders of our common stock and were taken into consideration when determining the values of the time-based units shown previously in the Summary Compensation Table and in the Grants of Plan-Based Awards Table.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth certain information regarding the numbers and values of unexercised stock options and time-based units not vested as of December 31, 2011, in each case held by our NEOs on December 31, 2011. The market value of non-vested time-based units is based on the NYSE closing price of our common stock on December 30, 2011.

Outstanding Equity Awards at Fiscal Year-End 2011

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
H. Baird Whitehead	13,332	(1)			24.545	3/2/15	59,428	(2)	314,374
	8,738	(3)			31.535	2/26/16
	10,864	(4)			35.205	2/26/17
	37,991	(5)			42.270	2/21/18
	61,341	(6)	30,670	(7)	15.060	2/24/19
	13,728	(8)	27,454	(9)	24.380	2/23/20
			84,688	(10)	17.140	2/16/21

A. James Dearlove (11)	18,834	(12)			31.535	2/26/16
	16,166	(4)			35.205	2/26/17
	48,317	(5)			42.270	2/21/18
	107,720	(13)			15.060	2/24/19
	50,799	(14)			24.380	2/23/20

Steven A. Hartman	4,000	(15)			11.370	10/21/13	20,836	(16)	110,222
	8,000	(17)			14.425	3/9/14
	8,000	(18)			24.545	3/2/15
	5,086	(12)			31.535	2/26/16
	5,308	(4)			35.205	2/26/17
	5,845	(5)			42.270	2/21/18
	7,164	(6)	3,581	(7)	15.060	2/24/19
	2,440	(8)	4,879	(9)	24.380	2/23/20
	5,000	(19)	10,000	(20)	23.370	5/10/20
			40,650	(10)	17.140	2/16/21

Nancy M. Snyder	19,030	(12)			31.535	2/26/16	37,575	(21)	198,772
	19,804	(4)			35.205	2/26/17
	20,885	(5)			42.270	2/21/18
	33,064	(6)	16,532	(7)	15.060	2/24/19
	7,873	(8)	15,746	(9)	24.380	2/23/20
			57,588	(10)	17.140	2/16/21

John A. Brooks	5,332	(12)			31.535	2/26/16
	9,966	(4)			35.205	2/26/17
	15,586	(5)			42.270	2/21/18
	14,363	(22)	14,362	(7)	15.060	2/24/19
	7,752	(8)	15,504	(9)	24.380	2/23/20
			40,650	(10)	17.140	2/16/21

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)

Michael E. Stamper	8,000	(12)			31.535	2/26/16
	11,434	(4)			35.205	2/26/17
	6,819	(5)			42.270	2/21/18
	11,969	(6)	5,984	(7)	15.060	2/24/19
	2,584	(8)	5,168	(9)	24.380	2/23/20
	3,334	(23)	6,666	(24)	19.330	7/27/20
			31,165	(10)	17.140	2/16/21

(1)	One-half of these options vested on each of March 3, 2007 and March 3, 2008.
(2)	Of these time-based units, 12,155 vested on February 17, 2012, 5,811 vested on February 24, 2012, 11,343 vested on February 25, 2012, 12,155 will vest on February 17, 2013, 5,810 will vest on February 24, 2013 and 12,154 will vest on February 17, 2014.
(3)	These options vested on February 27, 2009.
(4)	One-third of these options vested on each of February 27, 2008, February 27, 2009 and February 27, 2010.
(5)	One-third of these options vested on each of February 22, 2009, February 22, 2010 and February 22, 2011.
(6)	One-half of these options vested on each of February 25, 2010 and February 25, 2011.
(7)	These options vested on February 25, 2012.
(8)	These options vested on February 24, 2011.
(9)	One-half of these options vested or will vest on each of February 24, 2012 and February 24, 2013.
(10)	One-third of these options vested or will vest on each of February 17, 2012, February 17, 2013 and February 17, 2014.
(11)	Mr. Dearlove retired effective as of May 4, 2011. Because he was retirement eligible on that date, all of his unvested options vested and will remain exercisable until their scheduled expiration date.
(12)	One-third of these options vested on each of February 27, 2007, February 27, 2008 and February 27, 2009.
(13)	One-third of these options vested on each of February 25, 2010, February 25, 2011 and May 4, 2011.
(14)	One-third of these options vested on February 24, 2011 and two-thirds of these options vested on May 4, 2011.
(15)	These options vested on October 22, 2004.
(16)	Of these time-based units, 5,835 vested on February 17, 2012, 1,667 will vest on December 8, 2012, 5,834 will vest on February 17, 2013, 1,666 will vest on December 8, 2013 and 5,834 will vest on February 17, 2014.
(17)	One-third of these options vested on each of March 10, 2005, March 10, 2006 and March 10, 2007.
(18)	One-third of these options vested on each of March 3, 2006, March 3, 2007 and March 3, 2008.
(19)	These options vested on May 11, 2011.
(20)	One-half of these options will vest on each of May 11, 2012 and May 11, 2013.
(21)	Of these time-based units, 8,266 vested on February 17, 2012, 3,333 vested on February 24, 2012, 6,114 vested on February 25, 2012, 8,265 will vest on February 17, 2013, 3,332 will vest on February 24, 2013 and 8,265 will vest on February 17, 2014.
(22)	These options vested on February 25, 2011.
(23)	These options vested on July 28, 2011.
(24)	One-half of these options will vest on each of July 28, 2012 and July 28, 2013.

Stock Option Exercises and Vesting of Restricted Stock and Restricted Units

The following table sets forth the number of shares of our common stock acquired, and the values realized, by our NEOs upon the exercise of stock options or the vesting of restricted stock or time-based units during 2011:

Option Exercises and Stock Vested in 2011

	Option Awards			Stock Awards
Name	Number of Shares Acquired on Exercise (#)		Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)
H. Baird Whitehead	30,000	(1)	114,750	20,999	(2)	347,044

A. James Dearlove	N/A		N/A	N/A		N/A

Steven A. Hartman	N/A		N/A	1,667	(3)	9,752

Nancy M. Snyder	N/A		N/A	11,560	(4)	190,989

John A. Brooks	N/A		N/A	N/A		N/A

Michael E. Stamper	N/A		N/A	N/A		N/A

(1)	Represents shares of our common stock acquired upon the exercise of stock options:

Exercise Date	Shares	Market Price ($)	Exercise Price ($)	Market Value ($)
May 16, 2011	15,000	13.40	9.275	61,875
July 13, 2011	15,000	12.80	9.275	52,875

(2)	Represents shares of our common stock acquired upon the vesting of restricted stock and time-based units:

Vesting Date	Shares (#)	Market Price ($)	Market Value ($)
February 22, 2011	3,844	16.82	64,656
February 24, 2011	5,811	16.17	93,964
February 25, 2011	11,344	16.61	188,424

(3)	Represents shares of our common stock acquired upon the vesting of time-based units:

Vesting Date	Shares (#)	Market Price ($)	Market Value ($)
December 8, 2011	1,667	5.85	9,752

(4)	Represents shares of our common stock acquired upon the vesting of restricted stock and time-based units:

Vesting Date	Shares (#)	Market Price ($)	Market Value ($)
February 22, 2011	2,113	16.82	35,541
February 24, 2011	3,333	16.17	53,895
February 25, 2011	6,114	16.61	101,554

Equity Compensation Plan Information

The following table sets forth certain information as of December 31, 2011 regarding the stock options outstanding and securities issued and to be issued under our equity compensation plans approved by the our shareholders. We do not have any equity compensation plans which were not approved by our shareholders.

Plan Category	Number of Securities To Be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by shareholders	2,475,074	$22.84	2,423,868
Equity compensation plans not approved by shareholders	N/A	N/A	N/A

Nonqualified Deferred Compensation

The following table sets forth certain information regarding compensation deferred by our NEOs under our Supplemental Employee Retirement Plan:

2011 Nonqualified Deferred Compensation

Name	Executive Contributions in Last FY ($) (1)	Registrant Contributions in Last FY ($)	Aggregate Earnings (Loss) in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($) (2)
H. Baird Whitehead	44,808	0	(101,941)	89,626	1,610,600
A. James Dearlove	0	0	(359)	849,352	0
Steven A. Hartman	0	0	0	0	0
Nancy M. Snyder	0	0	(11,674)	4,146	999,896
John A. Brooks	15,052	0	(6,578)	0	188,402
Michael E. Stamper	0	0	0	0	0

(1)	All of these amounts are included in the amounts of salary and bonus for 2011 reported in the Summary Compensation Table.
(2)	Except with respect to aggregate contributions by us of $21,906 on behalf of Mr. Whitehead in 2001 and 2002, these amounts reflect only salaries and bonuses paid to our NEOs and earnings on those salaries and bonuses. All such salary and bonus amounts were previously reported as compensation to our NEOs in the Summary Compensation Table.

The Penn Virginia Corporation Supplemental Employee Retirement Plan, or the “SERP,” allows all of our and our affiliates’ employees whose salaries exceeded $170,000 in 2011 to defer receipt of up to 100% of their salary, net of their salary deferrals under our 401(k) Plan, and up to 100% of their annual cash bonuses. All deferrals under the SERP are credited to an account maintained by us and are invested by us, at the employee’s election, in our common stock or in certain mutual funds made available by us and selected by the employee. Since all amounts deferred under the SERP consist of previously earned salary or bonus, all SERP participants are fully vested at all times in all amounts credited to their accounts. Amounts held in a participant’s account will be distributed to the participant on the earlier of the date on which such participant’s employment terminates or there occurs a change of control of us, unless earlier distributed in accordance with the terms of the SERP. We are not required to make any contributions to the SERP. Since we established the SERP in 1996, we have contributed an aggregate of $43,816 in 2001 and 2002 to the SERP in connection with offers of employment to Mr. Whitehead and another former executive officer, but have made no other contributions to the SERP.

We have established a rabbi trust to fund the benefits payable under the SERP. Other than the $43,816 of Company contributions described above, the assets of the rabbi trust consist of the cash amounts of salary and bonus already earned and deferred by our NEOs and other employees under the SERP and the securities in which those amounts have been invested. Assets held in the rabbi trust are designated for the payment of benefits under the SERP and are not available for our general use. However, the assets held in the rabbi trust are subject to the claims of our general creditors, and SERP participants may not be paid in the event of our insolvency.

Change-in-Control Arrangements

The Committee and we believe that our senior management and other key employees are a primary reason for our success and that it is important for us to protect them in the event of certain circumstances upon a change of control. We compete for executive talent in a highly competitive market in which companies routinely offer similar benefits to senior executives. We believe that, by providing change of control protection, our executive officers will be able to evaluate objectively every Company opportunity, including a change of control, that may likely result in the termination of their employment, without the distraction of personal considerations. It allows them to focus on the negotiations during such a transaction when we would require thoughtful leadership to ensure a successful outcome. For these reasons, we have entered into change of control severance agreements with our executive officers that entitle them to the benefits described below. As noted below, our change in control severance benefits are not triggered unless employment is terminated or adversely changed in a significant manner, and we do not pay tax gross ups in the event of a change of control. We believe that the change in control severance benefits described below provide important protection to our executive officers, are consistent with the practices of our peer companies and are appropriate for the retention of executive talent.

Executive Change of Control Severance Agreements

We have entered into an Executive Change of Control Severance Agreement, referred to as an “Executive Severance Agreement,” with each of Messrs. Whitehead and Hartman and Ms. Snyder containing the terms and conditions described below. Mr. Whitehead and Ms. Snyder entered into their Executive Severance Agreements on October 17, 2008, and Mr. Hartman entered into his Executive Severance Agreement on December 8, 2010. Mr. Dearlove, our former CEO who retired in May 2011, also had an Executive Severance Agreement while he was employed by us.

Term.    Each Executive Severance Agreement has a two-year term which is automatically extended for consecutive one-day periods until terminated by notice from us. If such notice is given, the Executive Severance Agreement will terminate two years after the date of such notice.

Triggering Events.    Each Executive Severance Agreement provides severance benefits to the NEO upon the occurrence of two events, or the “Executive Dual Triggering Events.” Specifically, if a change of control of us occurs and, within two years after the date of such change of control, either (a) we terminate the NEO’s employment for any reason other than for cause or the NEO’s inability to perform his or her duties for at least 180 days due to mental or physical impairment or (b) the NEO terminates his or her employment due to a material reduction in his or her authority, duties, title, status or responsibility, a greater than 5% reduction in his or her base salary, a discontinuation of a material incentive compensation plan in which he or she participated, our failure to obtain an agreement from our successor to assume his or her Executive Severance Agreement or the relocation by more than 100 miles of our office at which he or she was working at the time of the change of control, then the NEO will receive the change of control severance payments and other benefits described below.

Change of Control Severance Benefits.    Upon the occurrence of the Executive Dual Triggering Events, the NEO will receive a lump sum, in cash, of an amount equal to three times the sum of the NEO’s annual base salary plus the highest cash bonus paid to him or her during the two-year period prior to termination, subject to reduction as described below under “Excise Taxes.” In addition, all options to purchase shares of our common stock then held by the NEO will immediately vest and will remain exercisable for the shorter of three years or the remainder of the options’ respective terms and all restricted stock and restricted stock units then held by the NEO will immediately vest and all restrictions will lapse. We will also provide certain health and dental benefit related payments to the NEO as well as certain outplacement services.

Excise Taxes.    The Executive Severance Agreements do not include “gross up” benefits to cover excise taxes. If our independent registered public accounting firm determines that any payments to be made or benefits to be provided to the NEO under his or her Executive Severance Agreement would result in him or her being subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, such payments or benefits will be reduced to the extent necessary to prevent him or her from being subject to such excise tax.

Restrictive Covenants and Releases.    Each Executive Severance Agreement prohibits the NEO from (a) disclosing, either during or after his or her term of employment, confidential information regarding us or our affiliates and (b) until two years after the NEO’s employment has ended, soliciting or diverting business from us or our affiliates. Each Executive Severance Agreement also requires that, upon payment of the severance benefits to our NEO, the NEO and the Company release each other from all claims relating to the NEO’s employment or the termination of such employment.

Employee Change of Control Severance Agreements

We have entered into an Employee Change of Control Severance Agreement, referred to as an “Employee Severance Agreement,” with each of Messrs. Brooks and Stamper containing the terms and conditions described below. Mr. Brooks entered into his Employee Severance Agreement on October 26, 2011, and Mr. Stamper entered into his Employee Severance Agreement on October 17, 2008.

Term.    Each Employee Severance Agreement has a one-year term which is automatically extended for consecutive one-day periods until terminated by notice from us. If such notice is given, the Employee Severance Agreement will terminate one year after the date of such notice.

Triggering Events.    Each Employee Severance Agreement provides severance benefits to the NEO upon the occurrence of two events, or the “Employee Dual Triggering Events.” Specifically, if a change of control of us occurs and, within one year after the date of such change of control, we terminate the NEO’s employment for any reason other than for cause or the NEO’s inability to perform his duties for at least 180 days due to mental or physical impairment, then the NEO will receive the change of control severance payments described below.

Change of Control Severance Benefits.    Upon the occurrence of the Employee Dual Triggering Events, the NEO will receive a lump sum, in cash, of an amount equal to (a) two times the sum of the NEO’s annual base salary plus the highest cash bonus paid to him during the two-year period prior to termination, in the case of Mr. Brooks, or (b) the NEO’s annual base salary, in the case of Mr. Stamper. In addition, all options to purchase shares of our common stock then held by the NEO will immediately vest and will remain exercisable for the shorter of three years or the remainder of the options’ respective terms and all restricted stock and restricted stock units then held by the NEO will immediately vest and all restrictions will lapse.

Restrictive Covenants and Releases.    Each Employee Severance Agreement prohibits the NEO from (a) disclosing, either during or after his term of employment, confidential information regarding us or our affiliates and (b) until two years after the NEO’s employment has ended, soliciting or diverting business from us or our affiliates. Each Employee Severance Agreement also requires that, upon payment of the severance benefits to our NEO, the NEO and the Company release each other from all claims relating to the NEO’s employment or the termination of such employment.

Estimated Payments

The following table sets forth the estimated aggregate payments to our NEOs under their respective Executive Severance Agreements or Employee Severance Agreements assuming that the Executive Dual Triggering Events or Employee Dual Triggering Events, as applicable, occurred on December 31, 2011:

Name of Executive Officer	Salary and Bonus ($)	Accelerated Vesting of Restricted Stock and Units ($)	Other Benefits ($) (1)	Total Estimated Severance Payment ($)
H. Baird Whitehead	2,550,000	314,374	98,227	2,962,601
A. James Dearlove (2)	0	0	0	0
Steven A. Hartman (3)	926,902	110,222	114,919	1,152,043
Nancy M. Snyder	1,830,000	198,772	65,338	2,094,110
John A. Brooks	755,000	0	0	755,000
Michael E. Stamper	241,150	0	0	241,150

(1)	Other benefits include medical and dental insurance-related payments and the value of outplacement services.
(2)	Mr. Dearlove retired effective as of May 4, 2011.
(3)	The amounts reflected in the Salary and Bonus column were reduced to prevent Mr. Hartman from being subject to the excise tax imposed by Section 4999 of the Internal Revenue Code. But for such reduction, the amount reflected in the Salary and Bonus column would have been $1,200,000.

Change of Location Severance Arrangement

On March 30, 2010, we entered into an Amended and Restated Change of Location Severance Agreement, referred to as the “Change of Location Agreement,” with Ms. Snyder. Pursuant to the Change of Location Agreement, we agreed that, in the event of the relocation of our executive offices by more than 50 miles, Ms. Snyder may elect to receive the severance benefits described above in “Company Executive Change of Control Severance Agreements.”

Compensation Committee Interlocks and Insider Participation

During 2011, Messrs. Clarke, Garrett, Krablin, van Marcke de Lummen and Wright served on the Compensation and Benefits Committee. None of these members is a former or current officer or employee of us or any of our subsidiaries or had any relationship requiring disclosure under Item 404 of Regulation S-K, “Transactions with Related Persons, Promoters and Certain Control Persons.” In 2011, none of our executive officers served as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on the Board or the Compensation and Benefits Committee.

TRANSACTIONS WITH RELATED PERSONS

We have not entered into any transaction since January 1, 2011 requiring disclosure under Item 404 of Regulation S-K, “Transactions with Related Persons, Promoters and Certain Control Persons.”

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

General

The Audit Committee has not yet considered whether to retain KPMG LLP, or “KPMG,” as the independent registered public accounting firm to audit our financial statements for the fiscal year ending December 31, 2012. A representative of KPMG is expected to be present at the Annual Meeting with the opportunity to make a statement if he or she desires to do so and to be available to respond to appropriate questions.

Audit Fees

In connection with the audits of our financial statements and internal control over financial reporting, or “ICFR,” for 2011, we entered into an agreement with KPMG which sets forth the terms by which KPMG will perform audit services for us. That agreement provides for alternative dispute resolution procedures. The following table shows fees for services rendered by KPMG for the audit of our consolidated financial statements for 2011 and 2010, the audit of our ICFR for 2011 and 2010 and other services rendered by KPMG:

	2011	2010
Audit Fees (1)	$1,223,100	$1,114,100
Audit-Related Fees (2)	6,000	5,000
Tax Fees	—	—
All Other Fees	—	—

Total Fees	$1,229,100	$1,119,100

(1)	Audit fees consist of fees for the audit of our consolidated financial statements, the audit of our ICFR and consents for registration statements and comfort letters related to public offerings. Also included in audit fees are reimbursements of travel-related expenses.
(2)	Audit-related fees consist of fees pertaining to debt compliance letters issued by KPMG for our revolving credit facility.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

The Audit Committee’s policy is to pre-approve all audit, audit-related and non-audit services provided by our independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. The Audit Committee may also pre-approve particular services on a case-by-case basis. Our independent registered public accounting firm is required to periodically report to the Audit Committee regarding the extent of services provided by our independent registered public accounting firm in accordance with such pre-approval. The Audit Committee may also delegate pre-approval authority to one or more of its members. Such member(s) must report any decisions to the Audit Committee at the next scheduled meeting. All services rendered for us by KPMG in 2011 were pre-approved by the Audit Committee.

Audit Committee Report

Under the rules established by the SEC, we are required to provide certain information about the Company’s independent registered public accounting firm and the Company’s financial statements for its most recently ended fiscal year. The Audit Committee of the Board is furnishing the following report in fulfillment of the SEC’s requirements.

As discussed above under the heading “Corporate Governance—Committees of the Board—Audit Committee,” the responsibilities of the Audit Committee include recommending that the Company’s financial statements be included in its Annual Report on Form 10-K. The Audit Committee took a number of steps in making this recommendation for the fiscal year ended December 31, 2011. First, the Audit Committee reviewed and discussed with the Company’s management and KPMG, the Company’s independent registered public accounting firm for 2011, the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2011. Second, the Audit Committee discussed with KPMG the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, and Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T, including information regarding the scope and results of the audit. These discussions were intended to assist the Audit Committee in overseeing the Company’s financial reporting and disclosure process. Finally, the Audit Committee received the written disclosures and the letter from KPMG required by the applicable requirements of the Public Company Accounting Oversight Board regarding KPMG’s communications with the Audit Committee concerning independence, and has also discussed with KPMG its independence. Through its discussions with KPMG and management, including discussions with KPMG and management regarding the financial statements, discussions with KPMG regarding the scope and results of the audit and KPMG’s independence and such other matters deemed relevant and appropriate by the Audit Committee, the Audit Committee recommended to the Board that the Company’s audited consolidated financial statements be included in the Company’s 2011 Annual Report on Form 10-K to be filed with the SEC.

Audit Committee

Gary K. Wright (Chairman)

John U. Clarke

Steven W. Krablin

Marsha R. Perelman

MISCELLANEOUS

Shareholder Proposals

We plan to hold our 2013 Annual Meeting of Shareholders on or about May 1, 2013. Any shareholder who wishes to submit a proposal for consideration at our 2013 Annual Meeting of Shareholders, and who wishes to have such proposal included in our proxy statement, must comply with the provisions of Rule 14a-8 of the proxy rules of the SEC and must deliver such proposal in writing to our Corporate Secretary at our principal executive offices in Radnor, Pennsylvania, not later than December 3, 2012.

Our Bylaws prescribe the procedures that a shareholder must follow to nominate directors for election at an annual meeting of shareholders or to bring other business before an annual meeting (other than matters that have been included in our proxy statement for such meeting). The Chairman of the meeting may refuse to acknowledge the nomination of any person as a director or any other proposal by a shareholder not made in compliance with these procedures. The following summary of these procedures is qualified by reference to our Bylaws, a copy of which may be obtained, without charge, upon written request to Penn Virginia Corporation, Attention: Corporate Secretary, Four Radnor Corporate Center, Suite 200, 100 Matsonford Road, Radnor, Pennsylvania 19087.

Our Bylaws require that to have a proposal voted upon at the 2013 Annual Meeting of Shareholders, including a proposal relating to nominations for the elections of directors, the proposing shareholder must have delivered in writing to the Company (a) notice of such proposal by not later than February 3, 2013 or earlier than November 5, 2012, (b) if the proposal relates to a change to our Articles of Incorporation or Bylaws, the text of any such change and an opinion of counsel to the effect that neither the Articles of Incorporation nor Bylaws resulting from such proposal would be in conflict with Virginia law, (c) evidence of such shareholder’s status as such and of the number of shares beneficially owned by such shareholder and (d) a list of the names and addresses of any other beneficial owners with whom such shareholder is acting in concert and the number of shares owned by them.

Director Nominations

If you wish to nominate a director for election at our 2013 Annual Meeting of Shareholders, you must follow the procedures set forth under “Shareholder Proposals.” In addition, any such nomination must be received by our Corporate Secretary by February 3, 2013 and must include the following information: (a) the name and address of the shareholder who intends to make the nomination, (b) with respect to each proposed nominee, all information that would be required to be provided in a proxy statement prepared in accordance with SEC Regulation 14A and (c) a notarized affidavit executed by each proposed nominee to the effect that, if elected as a member of the Board, such proposed nominee will serve and is eligible for such election. Only candidates nominated by shareholders for election as a member of the Board in accordance with the Bylaw provisions summarized herein will be eligible to be nominated for election as a member of the Board at our 2013 Annual Meeting of Shareholders, and any candidate not nominated in accordance with such provisions will not be considered or acted upon for election as a director at such meeting of shareholders.

In addition, as a shareholder, you may recommend nominees for consideration by the Board’s Nominating and Governance Committee. The Nominating and Governance Committee will accept recommendations of director candidates throughout the year and may, in its discretion, consider such director nominees, but it is not obligated to do so.

Other Matters

We know of no matters which are to be presented for consideration at the Annual Meeting other than those specifically described in the Notice of Annual Meeting. If any other matters properly come before the Annual Meeting, however, it is the intention of the persons designated as proxies to vote on them in accordance with their best judgment.

Annual Report and Form 10-K

We are sending a copy of our 2011 Annual Report to shareholders along with the proxy materials, but such Annual Report is not part of the proxy materials. The Annual Report contains a copy of our Annual Report on Form 10-K (without exhibits) as filed with the SEC.

We are permitted by SEC regulations to deliver a single Annual Report or Proxy Statement to any household at which two or more registered shareholders have the same last name and address, unless we have received instructions to the contrary from one or more of the shareholders. We will continue to include a separate proxy card for each registered shareholder account.

We will deliver promptly, upon written or oral request, a separate copy of our 2011 Annual Report or this Proxy Statement, as applicable, to a shareholder at a shared address to which a single copy of the documents was delivered. The shareholder should send a written request to Investor Relations, Penn Virginia Corporation, Four Radnor Corporate Center, Suite 200, Radnor, Pennsylvania 19087, or call us at (610) 687-8900, if the shareholder (i) wishes to receive a separate copy of our 2011 Annual Report or this Proxy Statement; (ii) would like to receive separate copies of those materials for future meetings; or (iii) is sharing an address and wishes to request delivery of a single copy of Annual Reports or Proxy Statements if the shareholder is now receiving multiple copies of Annual Reports or Proxy Statements.

Notice of Internet Availability of Proxy Materials

Important notice regarding the availability of Proxy materials for the Shareholder Meeting to be held on May 4, 2012.

This Proxy Statement, the proxy card and our 2011 Annual Report are available at http://www.pennvirginia.com/2012annualmeeting.

By Order of the Board of Directors

Nancy M. Snyder Corporate Secretary

April 2, 2012

ANNEX A

	Year ended December 31,
Reconciliation of GAAP “Net loss from continuing operations” to Non-GAAP “EBITDAX”	2011	2010
	(in thousands)
Net loss from continuing operations	$(132,915)	$(65,327)
Adjustments to net loss:
Non-consolidated net income, net of cash dividends received	—	—
Extraordinary loss (gain)	—	—
Loss (gain) on sale of assets	(3,382)	61
Loss (gain) on purchase or sale of equity	—	(1,237)
Loss on extinguishment of debt	25,421	—
Derivative loss (gain), net of cash settlements received (paid)	11,729	(9,088)
Loss (gain) attributable to write-ups or write-downs of assets	—	—
Cumulative pro forma effect of acquisitions and divestitures	—	—
Interest expense	56,216	53,679
Income tax benefit	(88,155)	(42,851)
Depreciation, depletion and amortization	162,534	134,700
Exploration	78,943	49,641
Impairments	104,688	45,959
Other non-cash expenses	7,430	7,811
Partnership distributions paid to Penn Virginia	—	11,218

EBITDAX	$222,509	$184,566

A-1

Four Radnor Corporate Center, Suite 200 100 Matsonford Road Radnor, PA 19087

Investor Address Line 1 Investor Address Line 2 Investor Address Line 3 Investor Address Line 4 Investor Address Line 5 John Sample 1234 ANYWHERE STREET ANY CITY, ON A1A 1A1

1 OF 2

1

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VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

NAME

THE COMPANY NAME INC. - COMMON

THE COMPANY NAME INC. - CLASS A

THE COMPANY NAME INC. - CLASS B

THE COMPANY NAME INC. - CLASS C

THE COMPANY NAME INC. - CLASS D

THE COMPANY NAME INC. - CLASS E

THE COMPANY NAME INC. - CLASS F

THE COMPANY NAME INC. - 401 K

CONTROL # 000000000000

SHARES 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345

x

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

For Withhold For All All All Except

The Board of Directors recommends you vote

FOR the following:

1. Election of Directors

Nominees

To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

02_0000000000

01 John U. Clarke 02 Edward B. Cloues, II 03 Steven W. Krablin 04 Marsha R. Perelman 05 P. van Marcke de Lummen

06 H. Baird Whitehead 07 Gary K. Wright

The Board of Directors recommends you vote FOR the following proposal: For Against Abstain

2 Approval of the advisory resolution approving executive compensation

NOTE: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

For address change/comments, mark here. (see reverse for instructions)

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK.

Investor Address Line 1 Investor Address Line 2 Investor Address Line 3 Investor Address Line 4 Investor Address Line 5 John Sample 1234 ANYWHERE STREET ANY CITY, ON A1A 1A1

SHARES CUSIP # JOB # SEQUENCE #

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

0000133015_1

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Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Form 10-K is/are available at www.proxyvote.com .

PENN VIRGINIA CORPORATION Four Radnor Corporate Center, Suite 200 100 Matsonford Road Radnor, Pennsylvania 19087

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Steven A. Hartman and H. Baird Whitehead as Proxies, and each or either of them, with the power to appoint his substitute, and hereby authorizes them to represent and vote, as designated on the reverse side, all shares of Common Stock of Penn Virginia Corporation held of record by the undersigned on March 5, 2012, at the Annual Meeting of Shareholders to be held on May 4, 2012, or at any adjournment thereof.

A proxy that is properly completed and returned will be voted at the Annual Meeting in accordance with the instructions on the proxy. If you properly complete and return a proxy, but do not indicate any contrary voting instructions, your shares will be voted “FOR” all nominees listed in proposal 1, “FOR” proposal 2 and in accordance with the discretion of the holders of the proxy with respect to any other business that may properly come before the Annual Meeting or any adjournment or postponement.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

(To be Completed and Signed on Reverse Side.)

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